As filed with the Securities and Exchange Commission on March 23, 2007
Registration No. 333-128888

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ROSETTA RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware	1311	43-2083519
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

717 Texas, Suite 2800
Houston, TX 77002
(713) 335-4000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael J. Rosinski
Executive Vice President,
Chief Financial Officer, Secretary & Treasurer
Rosetta Resources Inc.
717 Texas, Suite 2800
Houston, TX 77002
(713) 335-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Thomas R. Lamme
Thompson & Knight LLP
333 Clay Street, Suite 3300
Houston, TX 77002
(713) 654-8111

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement incorporates by reference the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission on March 16, 2007.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED MARCH 23, 2007

PROSPECTUS

50,000,000 Shares
Common Stock

This prospectus relates to up to 50,000,000 shares of the common stock of Rosetta Resources Inc., which may be offered for sale by the selling stockholders named in this prospectus. The selling stockholders acquired the shares of common stock offered by this prospectus in private equity placements. We are registering the offer and sale of the shares of common stock to satisfy registration rights we have granted.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of common stock by the selling stockholders. The shares of common stock to which this prospectus relates may be offered and sold from time to time directly from the selling stockholders or alternatively through underwriters or broker-dealers or agents. The shares of common stock may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of sale or at negotiated prices. Because all of the shares being offered under this prospectus are being offered by selling stockholders, we cannot currently determine the price or prices at which our shares of common stock may be sold under this prospectus. Shares of our common stock are listed on the NASDAQ Global Select Market under the symbol “ROSE.” On March 21, 2007, the closing price of our common stock as reported on the NASDAQ Global Select Market was $20.45 per share. Please read “Plan of Distribution.”

Investing in our common stock involves risks. You should read the section entitled “Risk Factors” beginning on page 13 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated by reference herein, for a discussion of certain risk factors that you should consider before investing in our common stock.

You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                           , 2007.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, under the Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form S-1 (No. 333-128888) with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other documents are summaries of the material terms of the contract or document. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this document. Our business, financial condition, results of operations and prospects may have changed since that date. Any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and to the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information that is filed electronically with the SEC. The web site can be accessed at www.sec.gov.

We are required to comply with the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, we file current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K, proxy statements and other information with the SEC. Those reports, proxy statements and other information will be available for inspection and copying at the public reference facilities and internet site of the SEC referred to above.

We have elected to “incorporate by reference” certain information into this prospectus, which means we can disclose important information to you by referring you to another document filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Please read “Incorporation by Reference.” You should only rely on the information contained in this prospectus and incorporated by reference in it. We have not authorized anyone to provide you with any additional information.

INCORPORATION BY REFERENCE

We are incorporating by reference into this prospectus the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

—	Our annual report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 16, 2007; and

—	Our proxy statement on Schedule 14A filed with the SEC on , 2007.

Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference in this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. Requests for such copies should be directed to the following:

Rosetta Resources Inc.
717 Texas, Suite 2800
Houston, Texas 77002
Telephone Number: (713) 335-4000
Attention: Chief Financial Officer

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SUMMARY

This summary highlights information contained herein and incorporated by reference in this prospectus. It is not complete and does not contain all of the information you may wish to consider before investing in the shares. We urge you to read this entire prospectus and the information incorporated herein by reference carefully, including the “Risk Factors” beginning on page 13 of our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference herein and the financial statements incorporated by reference in this prospectus. References to “Rosetta”, “the Company,” “we,” “us,” and “our” refer to Rosetta Resources Inc. and our consolidated subsidiaries. The estimates of our proved reserves as of December 31, 2006 and 2005  included or incorporated by reference in this prospectus are based on reserve reports prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers (“Netherland Sewell”).

We have provided definitions for some of the industry terms used in this prospectus in the “Glossary of Oil and Natural Gas Terms” beginning on page 55 of this prospectus.

Our Company

General

Rosetta Resources Inc. was formed in June 2005 to acquire Calpine Natural Gas L.P. the domestic oil and natural gas business formerly owned by Calpine Corporation and affiliates (“Calpine”).  We (“Successor”) acquired Calpine Natural Gas L.P. (“Predecessor”) in July 2005 (hereinafter, the “Acquisition”) and together with all subsequently acquired oil and gas properties is engaged in oil and natural gas exploration, development, production and acquisition activities in the United States, and operates in one business segment. Our operations are primarily concentrated in the Sacramento Basin of California, the Lobo and Perdido Trends in South Texas, the State Waters of Texas, the Gulf of Mexico and the Rocky Mountains. We have grown our existing property base through exploitation of our leasehold acreage and by: purchasing new undeveloped leases; acquiring oil and gas producing properties from third parties; and acquiring drilling prospects with third parties where we earn an ownership interest in new third party properties or otherwise participate in exploration.

Pursuant to the Acquisition, we entered into several operative contracts with Calpine, including a purchase and sale agreement (together with the interrelated agreements concurrently executed on or about July 7, 2005, are hereinafter, collectively, the “Purchase Agreement”) under which we have indemnification rights and obligations with respect to Calpine. Currently, Calpine markets our oil and gas under a marketing services agreement whose term runs through June 30, 2007. We also sell a significant portion of our gas to Calpine pursuant to certain gas purchase and sales contracts, all of which were part of the Acquisition documents.

In October 1999, Calpine purchased Sheridan Energy, Inc. (“Sheridan”), a natural gas exploration and production company operating in northern California and the Gulf Coast region. Sheridan, renamed Calpine Natural Gas Company, provided the initial management team an operational infrastructure to evaluate and acquire oil and natural gas properties for Calpine. In December 1999, Calpine purchased Vintage Petroleum, Inc.’s interest in the Rio Vista Gas Unit and related areas, representing primarily natural gas reserves located in the Sacramento Basin in northern California. In October 2001, Calpine Natural Gas Company completed the acquisition of 100% of the voting stock of Michael Petroleum Corporation, a natural gas exploration and production company with operations in South Texas.  Calpine Natural Gas Company was merged into Calpine in April 2002 and Calpine Natural Gas L.P. was subsequently established.  In September 2004, Calpine and Calpine Natural Gas L.P. sold their natural gas reserves in the New Mexico San Juan Basin and Colorado Piceance Basin and such properties have been reflected as discontinued operations for all periods presented herein. Several members of the Calpine management team, who were responsible for operating Calpine’s oil and natural gas business, joined the Company concurrently with the Acquisition.

Our Strengths

We believe our historical success is, and future performance will be, directly related to the following combination of strengths:

High Quality, Diversified Asset Base. We own a geographically diversified asset base comprised of long-lived reserves along with shorter-lived, higher return reserves. Approximately 96% of our reserves are natural gas and almost all of our assets are located in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. We believe this geographic and production profile diversity will enhance the stability of our cash flows while providing us with a large number of development and exploration opportunities, as well as support for additional acquisitions.

Development and Exploration Drilling Inventory. We have identified over 500 drillable, low to moderate risk opportunities providing us with multiple years of drilling inventory, and we expect to drill approximately 190 of these locations during 2007. Approximately 20% of these locations are classified as proved undeveloped. We also have a large and diversified portfolio of what we designate as development and exploration prospects. Our capital expenditure budget is approximately $250 million for 2007. We will manage our exploratory risks and expenditures by selectively reducing our capital exposure in certain high risk projects by partnering with others in our industry.

Operational Control. We operate approximately 90% of our estimated proved reserves, which allows us to more effectively manage expenses and control the timing of capital allocation of our development and exploration activities.

Experienced Management Team. Our executive management team has an average of over 30 years of experience in the oil and natural gas industry as well as strong technological backgrounds.

Proven Technical and Land Personnel  with Access to Technological Resources. Our technical staff of 28 includes geologists, geophysicists, landmen, engineers and technicians with an average of over 20 years of relevant technical experience. Our staff has a proven record of analyzing complex structural and stratigraphic plays using 3-D geophysical expertise, producing and optimizing low pressure natural gas reservoirs, detecting low contrast, low permeability pay opportunities, drilling, completing and fracing of deep tight natural gas reservoirs, operating in the Gulf of Mexico and managing horizontal drilling and coalbed methane operations. These core competencies helped us to achieve a drilling success rate of 85% for the year ended December 31, 2006 and has helped maximize recovery from our reservoirs. Our definition of drilling success is a well that produces hydrocarbons at sufficient rates, to allow us to recover, at a minimum, our capital investment and operating costs.

Our Strategy

Our strategy is to increase stockholder value by profitably increasing our reserves, production, cash flow and earnings using a balanced program of (1) developing existing properties, (2) exploring undeveloped properties, (3) completing strategic acquisitions, (4) maintaining financial flexibility, (5) striving to be a low cost producer and (6) maintaining financial flexibility.   We will seek to accomplish these goals while working to protect shareholder interest by conserving natural resources, monitoring emerging trends, minimizing liabilities through an aggressive approach to governmental compliance, respecting the dignity of human life, and protecting the environment.  The following are key elements of our strategy:

Further Development to Existing Properties. We intend to further develop the significant remaining upside potential of our properties by working over existing wells, drilling in-fill locations, drilling step-out wells to expand known field outlines, recomplete to logged behind pipe pays and lowering field line pressures through compression for additional recoveries.

Exploration Growth. We intend to focus on niche areas in which we have technological and operational advantages. This growth will come from higher-risk, higher-impact opportunities in the Gulf of Mexico, Texas and Louisiana State Waters, in deep horizons in the Sacramento Basin, and from lower-risk, longer-lived opportunities in the shallow Sacramento Basin, the Lobo and Perdido Sand Trends in South Texas, Niobrara chalk in the DJ Basin and coalbed methane in the San Juan Basin. While the majority of our prospects will be internally generated, we will, from time to time, participate in third-party drilling opportunities.

Acquisition Growth. We continually review opportunities to acquire producing properties, undeveloped acreage and drilling prospects. We  focus on opportunities where we believe our reservoir management and operational expertise will enhance the value and performance of acquired properties. Acquisition targets will generally be in and around our major producing and activity areas. We will also use our minor producing field ownerships as islands of control and knowledge to make strategic acquisitions. Historically, our management team has demonstrated success in oil and gas acquisitions and has developed a significant oil and gas knowledge base in fields throughout the United States.

Maintain Technological Expertise. We intend to maintain the technological expertise that helped us achieve a drilling success rate of 85% for the year ended December 31, 2006, and helped us maximize field recoveries. We will use advanced geological and geophysical technologies, detailed petrophysical analyses, state-of-the-art reservoir engineering and sophisticated completion and stimulation techniques to grow our reserves and production.

Endeavor to be a Low Cost Producer. We will strive to minimize our operating costs by concentrating our assets within geographic areas where we can capture operating efficiencies. This is particularly true in the Sacramento Basin and South Texas where we are a dominant producer in each region.

Maintain Financial Flexibility. We intend to optimize unused borrowing capacity under our revolving line of credit by periodically refinancing our bank debt in the capital markets when conditions are favorable. As of December 31, 2006, we had $159.0 million available for borrowing under our revolving line of credit. Additionally, we expect internally generated cash flow to provide additional financial flexibility, allowing us to pursue our business strategy. We intend to actively manage our exposure to commodity price risk in the marketing of our oil and natural gas production. As part of this strategy and in connection with our credit facilities, we entered into natural gas fixed-price swaps and costless collar transactions for a significant portion of our expected production through 2009. We may enter into other agreements, including fixed price, forward price, physical purchase and sales, futures, financial swaps, option and put option contracts.

Calpine Bankruptcy

On December 20, 2005 Calpine and certain of its subsidiaries filed for protection under federal bankruptcy laws in the United States Bankruptcy Court of the Southern District of New York (the “Bankruptcy Court”).  The filing raises certain concerns regarding aspects of our relationship with Calpine which we will continue to monitor closely as the Calpine bankruptcy proceeds.

As to all of these matters, see also “Risk Factors—Risks Relating to Our Business—Calpine’s recent bankruptcy filing may adversely affect us in several respects” in our Annual Report of Form 10-K for the year ended December 31, 2006, for a further discussion of the potential risks relating to Calpine’s bankruptcy.

CRUDE OIL AND NATURAL GAS OPERATIONS

Production by Operating Area

The following table presents certain information with respect to our production data for the period presented:

	For the Year Ended December 31, 2006 (1)
	Natural Gas (Bcf)	Oil (MMBbls)	Equivalents (Bcfe)
California	11.4	-	11.5
Lobo	9.3	-	9.7
Perdido	4.0	-	4.2
State Waters	1.1	-	1.1
Gulf of Mexico	1.5	0.3	3.0
Other Onshore	2.4	0.2	3.3
Rocky Mountains	0.4	-	0.4
Mid-Continent	0.2	-	0.2
	30.3	0.5	33.4
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(1)	Excludes properties not conveyed as part of the Acquisition of the domestic oil and natural gas properties of Calpine, as described in the footnotes for proved reserves below.

Proved Reserves

There are a number of uncertainties inherent in estimating quantities of proved reserves, including many factors beyond our control, such as commodity pricing. Therefore, the reserve information in this report represents only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that can not be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers may vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revising the original estimate. Accordingly, initial reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered. The meaningfulness of such estimates depends primarily on the accuracy of the assumptions upon which they were based. Except to the extent that we acquire additional properties containing proved reserves or conduct successful exploration and development activities, or both, our proved reserves will decline as reserves are produced.

As of December 31, 2006, we had 407.8 Bcfe of proved oil and natural gas reserves, including 390.2 Bcf of natural gas and 2,930 MBbls of oil and condensate. Using prices as of December 31, 2006, (adjusted for basis and quality differentials) the estimated standardized measure of discounted future net cash flows was $721.7 million. The following table sets forth by operating area a summary of our estimated net proved reserve information as of December 31, 2006:

	Estimated Proved Reserves at December 31, 2006 (1) (2) (3)
	Developed (Bcfe)	Undeveloped (Bcfe)	Total (Bcfe)	Percent of Total Reserves
California	115.4	37.2	152.6	37%
Lobo	87.7	83.7	171.4	42%
Perdido	8.3	11.6	19.9	5%
State Waters	2.2	-	2.2	1%
Gulf of Mexico	13.8	1.8	15.6	4%
Other Onshore	18.4	6.6	25.0	6%
Rocky Mountains	15.0	3.5	18.5	4%
Mid-Continent	2.1	0.5	2.6	1%
Total	262.9	144.9	407.8	100%

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(1)
These estimates are based upon a reserve report prepared by Netherland Sewell using criteria in compliance with the SEC guidelines and excludes 23.4 Bcfe of proved oil and gas reserves with an SEC PV-10 value of $53.0 million pretax representing the total allocated value of wells and the associated leases described in footnote 2 below.

(2)
At the July 2005 closing of the Acquisition, we withheld $68 million for properties (excluding that portion of the properties subject to the preferential right) which Calpine agreed to transfer legal title to us but for which Calpine had not then secured consents to assign, which the parties believed at that time were required (“Non-Consent Properties”). Subsequent analysis determined that a portion of these properties, having an allocated value withheld under the Purchase Agreement at closing of $29 million, did not require such consent. Consents now have been received for the remaining properties as to which the allocated value under the Purchase Agreement withheld at closing, was $39 million (“Cured Non-Consent Properties”). We are prepared to pay Calpine the retained portion of the original purchase price, upon our receipt from Calpine of record legal title on these properties, free of any encumbrance, subject to appropriate adjustment for the net revenues through the relevant pre-petition period related to the Cured Non-Consent Properties, and Calpine’s performance of its obligations under the “further assurances” provisions of the Purchase Agreement.

(3)
Includes properties subject to additional documentation or completion of ministerial actions by federal or state agencies necessary to perfect legal title issues discovered during routine post-closing analysis after the Acquisition of the domestic oil and natural gas business from Calpine, for which Calpine is contractually obligated to assist in resolving.

2006 Capital Expenditures

The following table summarizes information regarding development and exploration capital expenditures for the year ended December 31, 2006 (Successor), six months ended December 31, 2005 (Successor), the six months ended June 30, 2005 (Predecessor) and the capital expenditures for the year ended December 31, 2004 (Predecessor).

	Successor		Predecessor
	Year Ended December 31, 2006	Six Months Ended December 31, 2005	Six Months Ended June 30, 2005	Year Ended December 31, 2004
	(In thousands)
Capital Expenditures by Operating Area:
California	$39,691	$3,933	$4,572	$8,239
Lobo	51,911	6,775	2,020	8,670
Perdido	25,971	9,268	12,441	18,683
Texas State Waters	13,028	3,023	3,417	-
Other Onshore	10,207	10,831	2,300	8,207
Gulf of Mexico	17,958	9,369	4,556	4,174
Rocky Mountains	15,299	3,035	1,102	-
Mid-Continent	3,371	317	220	300
Leasehold	16,383	9,224	2,617	3,559
New acquisitions	35,105	5,524	-	-
Delay rentals	728	143	443	507
Geological and geophysical/seismic	3,748	5,659	513	199
Total capital expenditures (1)	$233,400	$67,101	$34,201	$52,538

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(1)
Capital expenditures for the year ended December 31, 2006 (Successor) excludes capitalized overhead costs of $3.4 million, capitalized interest of $2.1 million and corporate other capitalized costs of $1.7 million. The six months ended December 31, 2005 (Successor) excludes capitalized interest of $0.6 million, corporate other capitalized costs of $1.6 million and capitalized overhead costs of $1.7 million. Corporate other capitalized costs consist of costs related to IT software/hardware, office furniture and fixtures and license transfer fees. The six-month period ended June 30, 2005 (Predecessor) excludes $(0.7) million of capitalized interest and $1.7 million of overhead. The amount for 2004 (Predecessor) excludes $1.3 million of capitalized interest, $3.1 million of overhead, $10.0 million of compressor station and gathering system expense and $1.4 million for acquisition properties. Our total capital expenditures in 2004 of $52.5 million, including these exclusions, corresponds to 2004 total capital costs of $69 million as defined under Statement of Financial Accounting Standards (“SFAS”) No. 19, “Financial Accounting and Reporting by Oil and Gas Producing Companies” in the Supplemental Oil and Gas Disclosure under Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2006.

Operating Data

The following table presents certain information with respect to our production and operating data for the periods presented, all of which is domestic production.

	Successor-Consolidated		Predecessor-Combined
	Year Ended December 31, 2006	Six Months Ended December 31, 2005	Six Months Ended June 30, 2005	Year Ended December 31, 2004
	(In thousands, except per unit amounts)
Production:
Natural gas (Bcf)	30.3	12.4	14.5	37.3
Oil (MBbls)	551.3	185.6	163.8	600.0
Total equivalents (Bcfe)	33.4	13.5	15.5	40.9

Average realized sales price per unit:
Natural gas price per Mcf	$7.81	$8.23	$6.59	$6.02
Natural gas price per Mcf excluding hedging	6.83	9.57	-	-
Oil price per Bbl	64.01	59.52	49.86	39.08
Revenue per Mcfe	$8.14	$8.38	$6.70	$6.06

Expenses per Mcfe
Average lease operating expense (1)	$1.09	$1.16	$1.08	$0.75
Average depreciation, depletion and amortization (excluding impairments)	3.17	3.00	1.98	2.00
Average general and administrative	$1.00	$1.09	$0.63	$0.48

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(1)
Lease operating expense for 2006 (Successor) includes workover expense, ad valorem taxes and insurance of $0.19 per Mcfe, $0.20 per Mcfe and $0.04 per Mcfe, respectively. The six months ended December 31, 2005 (Successor) includes workover expense, ad valorem taxes and insurance of $0.22 per Mcfe, $0.25 per Mcfe and $0.04 per Mcfe, respectively. The high rate of workover expense relates to the workover of our High Island #A-442 well and an aggressive rehabilitation program to boost production on existing wells. The six months ended June 30, 2005 (Predecessor) includes workover expense, ad valorem taxes and insurance of $0.22 per Mcfe, $0.22 per Mcfe, and $0.06 per Mcfe, respectively. Ad valorem taxes for the six months ended June 30, 2005 (Predecessor) includes higher taxes in South Texas and a special reclamation tax in California. Lease operating expense for 2004 (Predecessor) includes workover expense and ad valorem taxes of $0.04 per Mcfe and $0.15 per Mcfe, respectively.

Corporate Information

We were incorporated in June 2005 as a Delaware corporation. Our principal executive offices are located at 717 Texas, Suite 2800, Houston, TX 77002 and our telephone number is (713) 335-4000. Our website is http://www.rosettaresources.com.

THE OFFERING

Common stock offered by selling stockholders	50,000,000 shares

Common stock to be outstanding after this offering	50,732,694 shares(1)

Dividend policy	We do not anticipate that we will pay cash dividends in the foreseeable future. Our credit facilities restrict our ability to pay cash dividends.

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock offered in this prospectus.

Risk factors	For a discussion of factors you should consider in making an investment, see “Risk Factors” below.

NASDAQ symbol	ROSE

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(1)
Includes 673,875 shares of our restricted common stock issued to employees and directors under our 2005 Long-Term Incentive Plan as of December 31, 2006, and 50,396 shares of our common stock, which have been exercised from a total of 903,250 options to purchase our common stock issued under our 2005 Long-Term Incentive Plan as of December 31, 2006. Certain of the shares of our restricted common stock and the unexercised options are subject to vesting requirements.

Risk Factors

You should carefully consider all of the information contained in or incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2006 prior to investing in the common stock. In particular, we urge you to carefully consider the information under “Risk Factors” starting on page 13 of our Annual Report on Form 10-K for the year ended December 31, 2006 incorporated by reference into this prospectus so that you understand the risks associated with an investment in our company and the common stock. The risks, contingencies and uncertainties relate to, among other matters, the following:

—	the timing and extent of changes in commodity prices, particularly natural gas;

—	various drilling and exploration risks that may delay or prevent commercial operation of new wells;

—	economic slowdowns that can adversely affect consumption of oil and natural gas by businesses and consumers;

—	Calpine’s bankruptcy;

—	uncertainties that actual costs may be higher than estimated;

—
factors that impact the exploration of oil or natural gas resources, such as the geology of a resource, the total amount and costs to develop recoverable reserves, and legal title, regulatory, natural gas administration, marketing and operational factors relating to the extraction of oil and natural gas;

—	uncertainties associated with estimates of oil and natural gas reserves;

—	our ability to access the capital markets on attractive terms or at all;

—	refusal by or inability of our current or potential counterparties or vendors to enter into transactions with us or fulfill their obligations to us;

—	our inability to obtain credit or capital in desired amounts or on favorable terms;

—	present and possible future claims, litigation and enforcement actions;

—	effects of the application of regulations, including changes in regulations or the interpretation thereof;

—	availability of processing and transportation;

—
potential for disputes with mineral lease and royalty owners regarding calculation and payment of royalties, including basis of pricing, adjustment for quality, measurement and allowable costs and expenses;

—	developments in oil-producing and natural gas-producing countries;

—	competition in the oil and natural gas industry;

—	adverse weather conditions and other natural disasters which may occur in areas of the United States in which we have operations, including the Federal waters of the Gulf of Mexico; and

—	other risks identified in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Various statements, other than statements of historical fact, included in this prospectus, are forward-looking statements. In some cases, you can identify a forward-looking statement by terminology such as “may”, “could”, “should”, “expect”, “plan”, “project”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “pursue”, “target” or “continue”, the negative of such terms or other comparable terminology.

The forward-looking statements contained in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the “Risk Factors” section and elsewhere in this prospectus. All forward-looking statements speak only as of the date of this prospectus. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered by this prospectus. Any proceeds from the sale of the shares by this prospectus will be received by the selling stockholders.

DIVIDEND POLICY

We do not expect to declare or pay any cash or other dividends in the foreseeable future on our common stock, as we intend to use cash flow generated by operations to expand our business. Our credit facilities restrict our ability to pay cash dividends on our common stock, and we may also enter into credit agreements or other borrowing arrangements in the future that restrict our ability to declare or pay cash dividends on our common stock. As discussed below in “Capitalization”, our Board of Directors has the authority to issue preferred stock and to fix dividend rights that may have preference to common shares.

CAPITALIZATION

Our company was formed in June 2005. We began active oil and natural gas operations in July 2005 following the Acquisition. The funding for the Acquisition was through a private placement of 45,312,500 shares of our common stock to qualified institutional buyers, and non-U.S. persons in transactions exempt from registration under the Securities Act. We also used borrowings of $325 million under our credit facilities to complete the Acquisition. Additionally, we sold 4,687,500 shares of our common stock in an exempt transaction to fulfill the over-allotment option we granted to our underwriter. The net proceeds from the exercise of the over-allotment option (after paying transaction fees) were $70 million. A significant portion of these proceeds were used to repay $60 million of debt under our new revolving credit facility in July 2005, and the remaining amount was used for unspecified operating costs of our oil and natural gas properties and general and administrative costs of our oil and natural gas operations. Following the closing of the Acquisition and our receipt of these additional proceeds, we increased our development and acquisition activities.

We have reserved a total of 3,000,000 shares of our common stock for issuance to employees pursuant to our 2005 Long-Term Incentive plan.  Under this plan, as of December 31, 2006, we had issued 673,875 shares of common stock as restricted stock grants and 903,250 options to purchase our common stock, of which 50,396 shares of our common stock have been acquired by exercise of options.

The Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by the stockholders. The issuance of shares of the preferred stock by our Board of Directors as described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both may have full or limited voting rights, and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock. As of the date of this prospectus, no preferred was stock outstanding.

The following table sets forth our cash and capitalization as of December 31, 2006, which reflects our private placement offering in July 2005, the borrowings under our credit facilities, the Acquisition and the application of the net proceeds. You should refer to “Managements Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2006 and the annual audited Combined/Consolidated Financial Statements and related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2006 in evaluating the material presented below.

As of December 31, 2006
(In thousands)
Cash and cash equivalents	$62,780

Long-term debt	$240,000
Total stockholders’ equity	$822,289

Total capitalization	$1,062,289

SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth our selected financial data. For the year ended December 31, 2006 (Successor) and the six months ended December 31, 2005 (Successor), the financial data has been derived from the consolidated financial statements of Rosetta Resources Inc. For the six months ended June 30, 2005 (Predecessor) and for the years ended December 31, 2004, 2003 and 2002 (Predecessor), the financial data was derived from the combined financial statements of the domestic oil and natural gas properties of Calpine and are presented on a carve-out basis to include the historical operations of the domestic oil and natural gas business. You should read the following selected historical consolidated/combined financial data in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the audited Consolidated/Combined Financial Statements and related notes included in our Annual Report on From 10-K for the year ended December 31, 2006.

Additionally, the historical financial data reflects successful efforts accounting for oil and natural gas properties for the Predecessor periods described above and the full cost method of accounting for oil and natural gas properties effective July 1, 2005 for the Successor periods. In addition, Calpine adopted on January 1, 2003, SFAS No. 123, “Accounting for Stock-Based Compensation”, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (SFAS No. 123”) to measure the cost of employee services received in exchange for an award of equity instruments, whereas we adopted the intrinsic value method of accounting for stock options and stock awards pursuant to Accounting Principles Board Opinion No. 25, “Stock Issued to Employees” (“APB No. 25”) effective July 2005, and as required have adopted the guidance for stock-based compensation under SFAS No. 123 (revised 2004) “Share-Based Payments” (“SFAS No. 123R”) effective January 1, 2006.  The selected historical results are not necessarily indicative of results to be expected in future periods.

	Successor-Consolidated		Predecessor - Combined
	Year Ended December 31,	Six Months Ended December 31,	Six Months Ended June 30,	Year Ended December 31,
	2006	2005	2005	2004	2003	2002
	(In thousands, except per share data)
Operating Data:
Total revenue	$271,763	$113,104	$103,831	$248,006	$279,916	$157,372
Income (loss) from continuing operations (1)	44,608	17,535	18,681	(78,836)	66,879	1,484
Net income (loss)	44,608	17,535	18,681	(10,396)	71,440	(168)
Income per share:
Income (loss) from continuing operations
Basic	0.89	0.35	0.37	(1.58)	1.34	0.03
Diluted	0.88	0.35	0.37	(1.58)	1.33	0.03
Net income (loss)
Basic	0.89	0.35	0.37	(0.21)	1.43	-
Diluted	0.88	0.35	0.37	(0.21)	1.42	-
Cash dividends declared per common share	-	-	-	-	-	-
Balance Sheet Data (At the end of the Period)
Total assets	1,219,405	1,119,269	-	656,528	990,893	940,619
Long-term debt	240,000	240,000	-	-	507	684
Stockholders' equity/owner's net investment	822,289	715,423	-	223,451	233,847	162,407
_______________________
(1)	Includes a $202.1 million impairment for the year ended December 31, 2004.

HISTORICAL UNAUDITED PRO FORMA FINANCIAL DATA

The following unaudited pro forma statement of operations for the year ended December 31, 2005 has been prepared based on the historical Consolidated/Combined Statements of Operations of Rosetta Resources Inc. for the six months ended December 31, 2005 (Successor) and the six months ended June 30, 2005 (Predecessor) incorporated herein by reference, to reflect the Acquisition of Calpine’s domestic oil and natural gas business, the private equity offerings completed in July 2005, borrowings under our credit facilities and related assumptions set forth in the accompanying footnotes.

On July 7, 2005, we acquired the oil and natural gas business of Calpine for approximately $910 million. The Acquisition was funded with the issuance of common stock totaling $725 million and borrowings of $325 million under our credit facilities. Our credit facilities, as amended, consist of a four-year senior secured revolving line of credit of up to $400 million and a five-year $75 million senior second lien term loan. The revolving line of credit, as amended, provides for a borrowing base of $325 million subject to certain adjustments and hedging requirements. To secure the borrowings, we have pledged 100% of the equity of our domestic subsidiaries, caused such subsidiaries to guarantee such debt and have provided mortgages covering approximately 80% of the total present value of our proved reserves.

At the time of the Acquisition, we did not obtain required third party consents or waivers of preferential purchase rights necessary in order to affect transfer of title for certain properties. At July 7, 2005, we withheld from Calpine $75 million of the purchase price with respect to these properties. These funds are held by us and despite Calpine’s bankruptcy filing management believes that it remains highly likely that conveyance of these properties will occur. Upon conveyance, such additional purchase price will be paid to Calpine, and will be incremental to the preliminary purchase price of $910 million. However, we have excluded the results of operations for these properties from our pro forma financial data for the year ended December 31, 2005. If the assignment of these properties does not occur, the portion of the purchase price we held back pending obtaining consent of these properties will be available to us for general corporate purposes or to acquire other properties.

The unaudited pro forma statement of operations for the year ended December 31, 2005 assumes the acquisition of Calpine’s domestic oil and natural gas business and the related financings occurred on January 1, 2004. We believe the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to such transactions. The unaudited pro forma financial statements do not purport to represent what our results of operations would have been if such transactions had occurred on such date. These unaudited pro forma financial statements should be read in conjunction with the historical Consolidated/Combined Financial Statements of Rosetta Resources Inc.(Successor and Predecessor), included in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference in this prospectus.

	Successor Six months ended December 31, 2005		Predecessor Six months ended June 30, 2005		Pro Forma Adjustments		Pro Forma Historical Year Ended December 31, 2005
	(In thousands, except per share date)
Revenues:
Oil sales	$11,046		$8,166		$(139	)(g)	$19,073
Natural gas sales	102,044		13,637		72,657	(a)(g)	188,338
Natural gas sales to affiliate	-		81,952		(81,952	)(a)	-
Other revenue	14		76				90
Total revenue	113,104		103,831				207,501
Costs and expenses:
Lease operating expense	15,674		16,629		(1,129	)(g)	31,174
Production taxes	3,975		2,755		(59	)(g)	6,671
Depreciation, depletion and amortization	40,500		30,679		8,636	(b)(g)	79,815
Exploration and dry hole costs	-		4,317		(4,317	)(b)	-
Treating and transportation costs	2,665		1,998		815	(a)(g)	5,478
Affiliated marketing fees	-		913		(913	)(a)	-
General and administrative costs	14,687		9,677		-	(e)	24,364
Total costs and expenses	77,501		66,968				147,502
Operating income	35,603		36,863				59,999
Other income expense:
Interest income expense, net	6,379		6,479		3,361	(c)(b)	16,219
Other income expense, net	152		207				359
Total other income expense	6,531		6,686				16,578
Income before provision for income taxes	29,072		30,177				43,421
Provision for income taxes	11,537		11,496		(6,049	)(d)	16,984
Net income	$17,535		$18,681				$26,437
Earnings per share
Basic	$0.35		$0.37				$0.53
Diluted	$0.35		$0.37				$0.53
Weighted average shares outstanding:
Basic	50,000	(f)	50,000	(f)			50,000	(f)
Diluted	50,160	(f)	50,160	(f)			50,160	(f)

(a)	Adjustment to reflect change of the relationship from affiliates to non-affiliates due to the Acquisition.

(b)
Adjustment to reflect depreciation, depletion and amortization using the unit of production method under the full cost method of accounting, as calculated using the new fair market value assigned to property and equipment. Under the full cost method, all costs incurred in exploring for, acquiring, and developing oil and natural gas properties are capitalized to a full cost pool, whether or not the activities to which they apply are successful, inclusive of exploration and dry hole costs. Internal general and administrative costs are also capitalized if they can be directly identified with acquisition, exploration and development activities.

(c)
Adjustment to reflect interest on our senior secured revolving credit facility and second lien term loan based on LIBOR of 3.10%. This rate is based on the average actual LIBOR rate for the six months ended June 30, 2005 (Predecessor). This rate was used for calculating pro forma interest expense for the six months ended June 30, 2005 compared to the actual LIBOR rate ranging from 1.125% to 3.13% for the same period. During the periods covered by these unaudited pro forma combined financial statements, the senior secured revolving credit facility bore interest at 2.125% over the LIBOR rate and the second lien term loan bore interest at 5.00% over the LIBOR rate. For every 1/8 percent change in the interest rate for these borrowings, interest expense for the twelve months ended December 31, 2005 would change by approximately $0.3 million.

(d)	Adjustment to reflect a provision for income taxes based on the Pro Forma Financial Statements at the statutory rate of 38.1% at June 30, 2005.

(e)
Expense amounts in our combined historical financial statements are based on stock based compensation granted to our employees by Calpine. Stock options are granted at an option price equal to the quoted market price at the date of the grant or award, In 2002, Calpine applied APB No. 25, “Stock Issued to Employees”, whereby no compensation expense was recorded in the 2002 combined financial statements as the stock options were granted at an exercise price equal to the fair market value of Calpine’s stock on the date of the grant.

On January 1, 2003, Calpine prospectively adopted using the fair market value method of accounting for stock based employee compensation pursuant to SFAS No. 123,  Rosetta adopted the intrinsic value method of accounting for stock options effective July 1, 2005, and prospectively adopted the guidance for stock based compensation under SFAS No. 123R effective January 1, 2006.

This adjustment reflects issuance of common stock resulting from the Acquisition and future vesting of options on common stock as accounted for under the APB, whereby no compensation expense is recognized in the period that the grants were awarded, as the option price was equal to the market price at the date of grant of the award. The stock options outstanding and the related obligations were retained by Calpine in the Acquisition.

(f)
The weighted average shares outstanding for computing basic earnings per share were 50,000,000 shares for the year ended December 31, 2005. The weighted average shares outstanding from computing diluted earnings per share were 50,160,481 for the year ended December 31, 2005.

Weighted average number of common shares outstanding:
Basic	50,000,000
Effect of dilution:
Stock options	31,176
Restricted stock	129,305
Weighted average number of common and potential common shares—Diluted	50,160,481

(g)
This adjustment reflects the elimination of results of operations for properties which require third party consents or waivers of preferential purchase rights necessary in order to affect transfer of title. At July 7, 2005, we retained $75 million of the purchase price with respect to these properties. These funds are held by us and, as a result of Calpine’s bankruptcy filing, it remains uncertain if and when this will occur. Consequently, we have excluded the results of operations for these properties from our pro forma financial data for the year ended December 31, 2005. If the assignment of these properties does not occur, the portion of the purchase price we held back pending obtaining consent will be available to us for general corporate purposes or to acquire other properties.

DESCRIPTION OF SEPARATION FROM CALPINE
Overview

On July 7, 2005, we completed a private offering of 45,312,500 shares of our common stock exempt from registration under the Securities Act for aggregate consideration of $725 million or $16.00 per share. We used the net proceeds from the offering and borrowings of $325 million under our credit facilities to purchase Calpine’s domestic oil and natural gas exploration and production business. In connection with that offering, on July 13, 2005, we sold an additional 4,687,500 shares of our common stock in an exempt transaction to fulfill the over-allotment option we granted for $75 million before fees, also at $16.00 per share. The net proceeds generated from the exercise of our over-allotment option were used to repay $60 million of debt under our new revolving credit facility in July 2005 and the remaining amount was used for unspecified operating costs of our oil and natural gas properties and general and administrative costs of our oil and natural gas operations. Following the closing of our Acquisition and our receipt of these additional proceeds, we increased our development and acquisition activities.

Prior to our separation from Calpine on July 7, 2005, the domestic oil and natural gas business purchased by Rosetta from Calpine was wholly owned by Calpine. Rosetta was formed by Calpine in June 2005 to acquire all of Calpine’s domestic oil and natural gas business and engage in a sale of all its equity to investors to fund a large portion of the purchase price. We acquired Calpine’s domestic oil and natural gas business in a series of steps in which we acquired subsidiaries of Calpine that owned the domestic oil and natural gas business. For federal income tax and financial accounting purposes, we have treated the Acquisition as an asset purchase. Accordingly, we have stepped up the tax basis and book basis of the purchased assets to the purchase price. This basis has been allocated among the assets acquired and liabilities assumed based on their fair market values.

The structure of the transaction was determined by senior management of Calpine and did not directly involve any current members of Rosetta’s management team. During this process, Calpine did consult with certain members of Rosetta’s management, as necessary. Thus, prior to the sale of 100% of the equity of Rosetta to a group of sophisticated investors on July 7, 2005, Rosetta was wholly owned and controlled by Calpine, and, accordingly, the terms of the purchase agreement, as well as the terms of the related Rosetta equity offering, were determined by Calpine at the direction of its senior management and with the advice of Calpine’s various outside advisors, including advice as to market terms provided by Friedman, Billings, Ramsey & Co., Inc., investment bankers (“FBR”), as initial purchaser of, and placement agent for, Rosetta’s equity.

A primary objective of Calpine in selling its domestic oil and natural gas business was to maximize its proceeds from the sale of the business and utilize the proceeds to reduce Calpine’s indebtedness and for other corporate purposes. The equity interests in Rosetta, which provided a large portion of the funds to complete the Acquisition, were purchased by sophisticated investors who conducted, directly and through their advisors, substantial due diligence as to Rosetta and the business we acquired from Calpine. Management of Rosetta, while not directly involved in negotiations for the sale of the business, was advised that Calpine pursued a number of opportunities to sell the business, and ultimately determined that the structure by which Rosetta was formed and funded produced the best return available to Calpine.

Calpine’s secured lenders, who held mortgage liens on the domestic oil and natural gas properties, voluntarily released their liens against the business acquired by Rosetta on July 7, 2005, so that Rosetta could acquire the business free and clear of all liens in favor of those secured creditors. Rosetta was thus able to provide a new first lien to its new secured, independent creditors at closing. Although Rosetta’s management was not involved in all of the actions and decisions made by Calpine in this process, Rosetta believes Calpine followed customary procedures and received appropriate advice in coming to the conclusion that the transaction with Rosetta was the most appropriate way to receive the best value at the time for the domestic oil and natural gas business. In addition, Calpine represented to Rosetta that it was solvent at the time of the sale of the business to Rosetta.

Management of Rosetta believes that the price paid by Rosetta for the business acquired from Calpine was set primarily by market forces, as further discussed below. The structure of the transaction, as presented to the sophisticated investors, was that the investors would acquire 100% of the equity of Rosetta, which would include specified, disclosed properties and assets being acquired by Rosetta from Calpine, subject to specific, disclosed secured indebtedness of $325 million. Thus, through market action, in a process similar to the establishment of a market price for equities in a public offering of equity, management of Rosetta believes that the price for the Rosetta equity, and thus the purchase price for Calpine’s domestic oil and natural gas business now owned by Rosetta, was negotiated at arm’s length between senior management of Calpine, the sophisticated investors, and FBR as the initial purchaser and placement agent of Rosetta’s equity.

In connection with the transaction, we entered into several agreements with Calpine or Calpine’s subsidiaries, including transition agreement and natural gas contracts. Descriptions of these agreements are discussed below.

Structuring the Acquisition Transaction

Before making a final decision on the structure or price of the Acquisition, Calpine marketed its domestic oil and natural gas business to potential purchasers over a period of months and considered a number of alternatives to maximize its financial return from the properties. After conducting this process and following consultations with its financial advisors Calpine ultimately concluded that the structure that would generate the highest and best sales price for the properties was through the sale of 100% of the equity of a newly created subsidiary that would own the properties, that new subsidiary being Rosetta. The Acquisition was structured as a sale by Calpine of its 100% equity interest in Rosetta, and the consummation at closing of a series of agreements with Rosetta pursuant to which Rosetta agreed to pay Calpine the net proceeds of the sale of all of Rosetta’s equity interests in a private offering to a large group of qualified institutional buyers, plus $325 million in proceeds received from debt financing by Rosetta. In connection with the sale of the equity, Calpine agreed at closing to contribute all of its domestic oil and natural gas business to Rosetta. The net effect of the structure of the transaction was that the purchase price paid to Calpine for the properties was established through the market mechanisms inherent in the offering of the equity of Rosetta. In effect, the purchasers of the equity, who were sophisticated investors acting of their own free will, established the purchase price ultimately received by Calpine. Calpine was under no commitment to transfer the properties to Rosetta or sell the equity until the pricing and closing of the equity offering. Accordingly, Calpine was able to continue to seek the highest price obtainable for these assets up to the date of closing, at whatever means would maximize its return on the properties. Ultimately, Calpine determined after consultation with its various financial and other advisors, its management and its Board of Directors, that the transfer to Rosetta and the proceeds from the sale of Rosetta’s equity along with $325 million in proceeds received from debt financing by Rosetta, as outlined above, resulted in the best price obtainable by Calpine for these assets.

Calpine was first introduced to this structure by FBR in February 2005 as one of the potential forms of transaction for Calpine to realize the value in its domestic oil and natural gas business. From February 2005 until closing on July 7, 2005, Calpine, its management and financial advisors continued to explore various alternative options to the Acquisition. Calpine and Rosetta subsequently engaged FBR to complete Rosetta’s equity offering and the Acquisition.

After determining that Rosetta could obtain financing of $375 million with respect to the properties, management of Rosetta and Calpine agreed that the debt proceeds to be paid to Calpine would be set at $325 million, leaving $50 million, together with the net proceeds from the production and sale of hydrocarbons from the properties from May 1, 2005 through the date of closing, as working capital for Rosetta going forward . Based on its prior marketing efforts and in discussions with its financial advisors, Calpine sought a minimum gross proceeds from the sale of the properties of $1 billion, before expenses and closing adjustments but after underwriter’s discount. Immediately prior to the closing of the Acquisition, the gross proceeds from Rosetta’s sale of common stock and from the issuance of indebtedness equaled $1.05 billion, which was used to complete the Acquisition and to pay for closing costs and expenses. Additionally, Rosetta withheld from Calpine approximately $75 million for properties not transferred at the initial closing on July 7, 2005, which were intended to be transferred at a subsequent closing upon receipt of record legal title. Calpine’s recent bankruptcy has caused a delay in closing these subsequent transfers. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” of our Annual Report on Form 10-K for the year ended December 31, 2006 for a description of our credit facilities utilized to complete the transaction.

To effect the equity placement, Calpine and Rosetta prepared appropriate offering documents to provide to potential investors. The offering documents included a full description of the properties Rosetta would acquire as well as the modified roll forward sensitivity estimates prepared by Netherland Sewell at April 30, 2005, for the oil and natural gas properties and the debt structure and amount of debt proceeds to be paid to Calpine at closing. The marketing of the Rosetta equity was directed to sophisticated and knowledgeable investors with substantially all the shares being purchased by qualified institutional buyers who own and invest a minimum of $100 million in securities of unaffiliated issuers and non-US purchasers. All potential investors were provided an opportunity to participate in “road show” presentations, which included members of management of Rosetta, and the opportunity to ask questions concerning the Acquisition and to have access to and review any additional information regarding the properties and the terms of the Acquisition. Several of the investors, including some of the large investors in Rosetta, participated in due diligence meetings in both Denver, Colorado and Houston, Texas along with key members of Rosetta’s management.

Following an extensive offering process and in response to subscriptions of significant, sophisticated investors, Calpine and Rosetta accepted an offering price of $16 per share of stock, or a gross aggregate of $725 million. The proceeds of the equity offering, after deducting certain agreed closing payments and adjustments, together with $325 million of debt proceeds, were paid by Rosetta to Calpine to complete the obligations relating to the transfer of the oil and natural gas properties to Rosetta.  We believe that the process followed in the transfer by Calpine of its domestic natural gas and oil business as described above resulted in Calpine receiving fair value for its properties. The process included a number of financial advisors for Calpine and was a process conducted over several months, with a wide range of options, including asset sales in total or by region to one or more third party purchasers, pursued to achieve the highest available price at that time for the assets. The structuring of the process and the establishment of the purchase price pursuant to which we acquired the business were designed, in large measure, to permit market forces, between a sophisticated corporate seller and sophisticated institutional buyers, to establish a fair price, based on thorough knowledge by both the purchasers and the seller of all material facts and circumstances, the knowledge of prices being paid in comparable transactions and the equal knowledge of the pricing and prospects for oil and gas activities at that time. Following the date of the Acquisition, commodity prices for oil and natural gas have risen. However, the standard for determining the fair value of the transaction requires that the fair value be determined at the date of the transaction and not based on unforeseeable and possible unsustainable spikes in commodity prices. We are confident that a fair value for our transaction both at the effective date and the closing date was achieved for all the reasons set out above.

Calpine Bankruptcy

Calpine Corporation and certain of its subsidiaries filed for protection under the federal bankruptcy laws in the Bankruptcy Court on December 20, 2005. The filing raises certain concerns regarding aspects of our relationship with Calpine which we will closely monitor as the Calpine bankruptcy proceeds. See further discussion of our concerns under Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2006.

Transfers of Legal Title Pending at Calpine’s Bankruptcy

At the closing of the Acquisition on July 7, 2005, we retained approximately $75 million of the purchase price in respect to Non-Consent Properties identified by Calpine at the time of the Acquisition as requiring third party consents or waivers of preferential rights to purchase that were not received before closing. Legal title for those Non-Consent Properties was not delivered at the closing. Subsequent analysis determined that a portion of the Non-Consent Properties, with an approximate allocation value of $29 million under the Purchase Agreement did not require consents or waivers. For that portion of the Non-Consent Properties for which third party consents were in fact required (having an approximate value of $39 million under the Purchase Agreement) and for which we obtained the required consents or waivers, as well as for all Non-Consent Properties that did not require consents or waivers, we believe that Calpine was and is obligated to have transferred to us the record legal title, free of any mortgages and other liens.

The approximate allocated value under the Purchase Agreement for the portion of the Non-Consent Properties subject to a third party’s preferential right to purchase is $7.4 million. We have retained $7.1 million of the purchase price under the Purchase Agreement for the Non-Consent Properties subject to a third party’s preferential right to purchase, and, in addition, a post-closing adjustment is required to credit us for approximately $0.3 million for a property which was transferred to us but will be transferred to the appropriate third party should it properly exercise its preferential purchase right and upon Calpine’s performance of its remaining obligations under the Purchase Agreement.

We believe all conditions precedent for our receipt of record title, free of any mortgages or other liens, for substantially all of the Non-Consent Properties (excluding that portion of these properties for which a third party’s preferential right to purchase was properly exercised) were satisfied earlier, and certainly no later than December 15, 2005, when we tendered once again the amounts necessary to conclude the settlement of the Non-Consent Properties.

We believe we are the equitable owner of each of the Non-Consent Properties for which Calpine was and is obligated to have transferred to us the record legal title and that such properties are not part of Calpine’s bankruptcy estate. Upon our receipt from Calpine of record legal title, free of any mortgages or other liens, to these Non-Consent Properties and Calpine’s performance or its further assurances required to eliminate any open issues on title to the remaining properties discussed below, we are prepared to pay Calpine approximately $68 million, subject to appropriate adjustment for the associated net revenues and expenses through December 15, 2005 and performance of Calpine’s obligations under the “further assurances” provisions of the Purchase and Sale Agreement. Our statement of operations for the year ended December 31, 2006 and six months ended December 31, 2005 does not include any net revenues or production from any of the Non-Consent Properties, or those properties subject to preferential rights.

If Calpine does not provide us with record legal title, free of any mortgages for all of these properties and other liens, to any of the Non-Consent Properties (excluding that portion of these properties subject to a validly exercised third party’s preferential right to purchase), we will have a total of approximately $68 million available to us for general corporate purposes, including for the purpose of acquiring additional properties. We also have approximately $7.1 million, previously withheld for that portion of the Non-Consent Properties subject to a third party’s preferential right to purchase, which will also be available to us for general corporate purposes, including for the purpose of acquiring additional properties should that third party properly exercise their preferential rights.

In addition, as to certain of the other oil and natural gas properties we purchased from Calpine in the Acquisition and for which payment was made on July 7, 2005, we will seek additional documentation from Calpine to eliminate any open issues in our title or resolve any issues as to the clarity of our ownership. Requests for additional documentation are customary in connection with transactions similar to the Acquisition. In the Acquisition, certain of these properties require ministerial governmental action approving us as qualified assignee and operator, which is typically required even though in most cases Calpine has already conveyed the properties to us free and clear of mortgages and liens by Calpine’s creditors. As to certain other properties, the documentation delivered by Calpine at closing under the Purchase Agreement was incomplete. We remain hopeful that Calpine will work cooperatively with us to secure these ministerial governmental approvals and to accomplish the curative corrections for all of these properties. In addition, as to all properties acquired by us in the Acquisition, Calpine contractually agreed to provide us with such further assurances as we may reasonably request. Nevertheless, as a result of Calpine’s bankruptcy filing, it remains uncertain as to whether Calpine will respond cooperatively. If Calpine does not fulfill its contractual obligations and does not complete the documentation necessary to resolve these issues, we will pursue all available remedies, including but not limited to a declaratory judgment to enforce our rights and actions to quiet title. After pursuing these matters, if we experience a loss of ownership with respect to these properties without receiving adequate consideration for any resulting loss to us, an outcome our management considers to be remote, then we could experience losses which could have a material adverse effect on our financial condition, statement of operations and cash flows.

On June 29, 2006, Calpine filed a motion in connection with its pending bankruptcy proceeding in the Bankruptcy Court seeking the entry of an order authorizing Calpine to assume certain oil and natural gas leases Calpine has previously sold or agreed to sell to us in the Acquisition, to the extent those leases constitute “unexpired leases of non-residential real property” and were not fully transferred to us at the time of Calpine’s filing for bankruptcy. According to this motion, Calpine filed it in order to avoid the automatic forfeiture of any interest it may have in these leases by operation of a statutory deadline. Calpine’s motion did not request that the Bankruptcy Court determine whether these properties belong to us or Calpine, but we understand it was meant to allow Calpine to preserve and avoid forfeiture under the Bankruptcy Code of whatever interest Calpine may possess, if any, in these oil and natural gas leases. We dispute Calpine’s contention that it may have an interest in any significant portion of these oil and natural gas leases and intend to take the necessary steps to protect all of our rights and interest in and to the leases. On July 7, 2006, we filed an objection in response to Calpine’s motion, wherein we asserted that oil and natural gas leases constitute interests in real property that are not subject to “assumption” under the Bankruptcy Code. In the objection we also requested that (a) the Bankruptcy Court eliminate from the order certain Federal offshore leases from the Calpine motion because these properties were fully conveyed to us in July 2005, and the Minerals Management Service has subsequently recognized us as owner and operator of all but three of these properties, and (b) any order entered by the Bankruptcy Court be without prejudice to, and fully preserve our rights, claims and legal arguments regarding the characterization and ultimate disposition of the remaining described oil and natural gas properties. In our objection, we also urged the Bankruptcy Court to require the parties to promptly address and resolve any remaining issues under the pre-bankruptcy definitive agreements with Calpine and proposed to the Bankruptcy Court that the parties seek arbitration (or at least mediation) to complete the following:

—	Calpine’s conveyance of the Non-Consent Properties to us;

—
Calpine’s execution of all documents and performance of all tasks required under “further assurances” provisions of the Purchase Agreement with respect to certain of the oil and natural gas properties for which we have already paid Calpine; and

—
Resolution of the final amounts we are to pay Calpine, which we have concluded are approximately $79 million, consisting of roughly $68 million for the Non-Consent Properties and approximately $11 million in other true-up payment obligations.

At a hearing held on July 12, 2006, the Bankruptcy Court took the following steps:

—
In response to an objection filed by the Department of Justice and asserted by the California State Lands Commission that the Debtors’ Motion to Assume Non-Residential Leases and Set Cure Amounts (the “Motion”), did not allow adequate time for an appropriate response, Calpine withdrew from the list of Oil and Gas Leases that were the subject of the Motion those leases issued by the United States (and managed by the Minerals Management Service of the United States Department of Interior) (the “MMS Oil and Gas Leases”) and the State of California (and managed by the California State Lands Commission) (the “CSLC Leases”). Calpine and both the Department of Justice and the State of California agreed to an extension of the existing deadline to November 15, 2006 to assume or reject the MMS Oil and Gas Leases and CSLC Leases under Section 365 of the Bankruptcy Code, to the extent the MMS Oil and Gas Leases and CSLC Leases are leases subject to Section 365. The effect of these actions was to render our objection inapplicable at that time; and

—
The Bankruptcy Court also encouraged Calpine and us to arrive at a business solution to all remaining issues including approximately $68 million payable to Calpine for conveyance of the Non-Consent Properties.

On August 1, 2006, we filed a number of proofs of claim in the Calpine bankruptcy asserting claims against a variety of Calpine debtors seeking recovery of $27.9 million in liquidated amounts as well as unliquidated damages in amounts that can not presently be determined. We continue to work with Calpine on a cooperative and expedited basis toward resolution of unresolved conveyance of properties and post-closing adjustments under the Purchase Agreement.

With respect to the stipulations between Calpine and MMS and Calpine and CSLC extending the deadline to assume or reject the MMS Oil and Gas Leases, these parties have further extended this deadline time by stipulation. The deadline was first extended to January 31, 2007 and recently was further extended to April 15, 2007 with respect to the MMS Oil and Gas Leases and April 30, 2007 with respect to the CSLC Leases. The Bankruptcy Court entered Orders related to the MMS Oil and Gas Leases and CSLC Leases which included appropriate language that we negotiated with Calpine for our protection in this regard.

Recently, Calpine sought and obtained an extension to June 20, 2007 from the Bankruptcy Court for the period in which only Calpine, exclusively, may file its plan of reorganization. While there is no assurance that Calpine will file a plan of reorganization by the deadline, or that such a plan will be approved by the creditors and the Bankruptcy Court, we remain optimistic that the issues involving conclusion of the remaining conveyances of the Non-Consent Properties and obtaining the further assurances from Calpine under the Purchase Agreement, including perhaps resolution of any and all claims, may occur during 2007.

Calpine recently requested Bankruptcy Court approval of a new credit facility which would require it to grant liens to these new lenders in all of its assets, including any interest it may still hold in any oil and gas properties it obligated itself to convey to us under the Purchase Agreement. The Bankruptcy Court entered into an Order approving Calpine’s ability to obtain this new loan which includes appropriate language that we negotiated with Calpine for our protection in this regard.

However, there can be no assurance that Calpine, its creditors or other interest holders will not challenge the fairness of the Acquisition. For a number of reasons, including our understanding of the process that Calpine followed in allowing market forces to set the purchase price for the Acquisition, we continue to believe that it is unlikely that any challenges by the Calpine debtors or their creditors to the overall fairness of the Acquisition would be successful. We will take all necessary action to ensure our rights under the Purchase Agreement, the MMS Oil and Gas Leases, the CSLC Leases and the Bankruptcy Code are fully protected.

Purchase and Sale Agreement

In order to consummate the Acquisition with Calpine, we entered into a purchase and sale agreement with Calpine, Calpine Natural Gas Holdings LLC (an entity formed as the holding company for several of the entities acquired from Calpine; “CGH”) and Calpine Fuels Corporation (“Calpine Fuels”) to acquire all of the equity interests of Calpine’s indirect subsidiaries that owned substantially all of Calpine’s domestic oil and natural gas properties. In connection with the purchase of the entities, we agreed that the purchased entities would assume or continue to be responsible for the liabilities and obligations arising from Calpine’s domestic oil and natural gas business, except for certain liabilities expressly retained by Calpine and its affiliates. The liabilities retained by Calpine include obligations relating to sales of oil and natural gas to its affiliates before the May 1, 2005 effective date of the Acquisition and liabilities of Calpine and its subsidiaries that are not related to the businesses of the purchased entities.

Additionally, the purchase and sale agreement provided that Calpine retain all oil and natural gas properties that were not transferred because consents for their transfer were not received at the time of the Acquisition. We and Calpine agreed to use our commercially reasonable efforts to obtain the consents necessary to allow the transfer of the retained properties and, if the consents are received for the retained properties during the six months following the July 2005 closing, we will purchase the retained properties at their allocated values under the purchase and sale agreement as adjusted for any income or expenses relating to the retained properties during the period from the effective date until the transfer of the retained properties. Under the transition services agreement, we agreed to operate the retained properties for a period of up to two years following the July 7, 2005 closing. Although the purchase and sale agreement affords for a conveyance once monthly for those retained properties for which consents have been received in the interim, we had mutually agreed to an initial conveyance of retained properties in the fourth quarter of 2005 and subsequent conveyance(s) at such times thereafter as such consents are obtained. At each such conveyance, Calpine would deliver partial releases from its lenders and indenture holders will convey all corresponding retained properties in exchange for such allocated values as adjusted.  Because of Calpine’s bankruptcy filing in December 2005, Calpine has not completed these additional closing and subsequent conveyances.  Prior to the Calpine bankruptcy filing, we were ready to close a significant percentage of these outstanding properties.

The purchase and sale agreement contains cross-indemnities that make us responsible for certain liabilities (excepting those liabilities for royalties, employee matters, taxes and scheduled litigation retained by Calpine and other sellers) from the current and historical operations of the purchased companies regardless of when those liabilities arise, and allocate responsibility for liabilities from the other operations of Calpine, CGH or Calpine Fuels to those companies. The purchase and sale agreement also contains indemnification provisions under which we, on the one hand, and, Calpine, CGH and Calpine Fuels, on the other hand, indemnify each other with respect to breaches by the indemnifying party of the purchase and sale agreement. We agreed to indemnify Calpine, CGH and Calpine Fuels for any liabilities arising from misstatements or omissions in the various offering documents for this offering, including this prospectus, except for information regarding Calpine, CGH and Calpine Fuels provided by those companies for inclusion in those documents. Calpine, CGH and Calpine Fuels agreed to indemnify us against liabilities arising from misstatements or omissions in the various offering documents for this offering, including this prospectus to the extent such liabilities arise from information regarding Calpine and its affiliates that is provided by them for inclusion in the offering documents. Calpine’s recent bankruptcy may affect or preclude our ability to enforce our indemnification rights.

In connection with the transfer and assumption agreement and purchase and sale agreement, we assumed the liabilities for certain alleged underpaid royalty claims involving Calpine’s domestic oil and gas business, which have been resolved or are immaterial. Calpine retains liability for all other scheduled claims and litigation. In the Acquisition, we acquired Calpine Natural Gas L.P. (since renamed Rosetta Resources Operating LP), which is a named party to two remaining scheduled claims and litigation. Calpine is indemnifying us for any liability and is providing our defense in connection with these scheduled claims and litigation. Calpine’s recent bankruptcy may affect or preclude our ability to enforce our indemnification rights. We have otherwise assumed responsibility for litigation and claims arising out of the normal course of Calpine’s oil and gas business that we acquired in the Acquisition. For environmental matters, we do not have any indemnity from Calpine for events occurring prior to closing.

Except for certain excluded items and retained liabilities, Calpine, Calpine Fuels and CGH agreed to indemnify us only to the extent the indemnified losses exceed $10 million in the aggregate. We are restricted from making any claim for indemnification to the extent a single claim is less than $50,000; however, those claims are accumulated in determining whether we have reached the $10 million limitation. Except for certain excluded items and retained liabilities, Calpine’s, Calpine Fuels’ and CGH’s obligation to indemnify us is limited to a maximum aggregate liability of $100 million. Except for certain items, we are obligated to indemnify Calpine, Calpine Fuels, CGH and their affiliates only to the extent the indemnified losses exceed $10 million in the aggregate and any individual claim exceeds $50,000 (provided that any claim below that amount will be accumulated to determine whether the $10 million limitation has been reached). There is no limitation on our maximum liability for indemnification.

The purchase and sale agreement contains a general release under which we release Calpine, CGH, Calpine Fuels and their affiliates, successors and assigns, and Calpine, CGH and Calpine Fuels release us, from any liabilities arising from events between us on the one hand, and Calpine, CGH and Calpine Fuels on the other hand, occurring on or before the closing of the transactions under the purchase and sale agreement, including events in connection with activities to implement this offering. The general release does not apply to obligations under the purchase and sale agreement or any ancillary agreement, to liabilities transferred to us or retained by Calpine, CGH or Calpine Fuels, to future transactions between us, on the one hand, and Calpine, CGH and Calpine Fuels, on the other hand, or to other specified contractual arrangements.

Service Agreement

We entered into a marketing and services agreement with Calpine Producer Services, L.P. (“CPS”) for the period through June 30, 2007. The agreement covers all our current and future production during the term of the agreement. CPS will provide services related to the sale of our production including nominating, scheduling, balancing and other customary marketing services and will assist us with volume reconciliation, well connections, credit review, training, severance and other similar taxes, royalty support documentation, contract administration, billing, collateral management, and other administrative functions. All CPS activities will be performed as agent and on our behalf, and under our control and direction. The fee payable by us under the agreement is based on net proceeds of all commodity sales multiplied by 0.75%. We can request a reduction in the fee if our volume increases to 130,000 MMBtu per day and 190,000 MMBtu per day to 0.625% and 0.50% respectively. The service agreement provides that all contracts, agreements, collateral and funds related to the marketing and sales activity be contracted directly with us or our designee, and paid directly to us. This agreement permits either party to audit the other’s financial information or records to determine any compensation paid or owed, and to audit the prices negotiated by CPS on our behalf to confirm that we are receiving market pricing and that the various deductions are appropriate.

Since the date of the Calpine bankruptcy, we have continued to receive these services at generally the same level we previously have. If necessary, after failure of Calpine to cure deficiencies that may occur, we will replace these services by engaging third parties or undertake these functions in-house and we believe we can do so without any significant effect on our costs or our operations.

Gas Purchase and Sale Contract

We entered into a contract with Calpine Energy Services, L.P. (“CES”), for the sale of all natural gas produced from all of our existing producing leases in production as of May 1, 2005 located in the Sacramento Basin of California, through December 31, 2009. This production comprises approximately 40% of our current overall production based on MMcfe/d. Under these contracts, we are required to sell but CES is not required to purchase this production.

The price to be paid for the natural gas under the contract is the first of month spot market price defined as the price for natural gas deliveries at the “PG&E Citygate” as published in Natural Gas Intelligence Bidweek Survey less the then effective “As Available” PG&E Silverado transportation and shrinkage rate as found in the most recent tariff. Payment for the natural gas is due on the 25th day of each month following each month of production. Payments under the contract are collateralized by daily margin payments by Calpine to our collateral account. In the event of a default by Calpine, we could be exposed to the loss of up to four days of natural gas sales revenue, which at December 31, 2006 prices and volumes would be approximately $2.5 million. If payment is not received by the due date or if the obligations are not fully collateralized, we may immediately cease delivering natural gas under the contract and re-sell the natural gas on a spot basis until the default is cured and/or the appropriate security is re-established. If any payment default is paid within 60 days of the default and collateral is re-established, we have agreed to resume deliveries under the contract. If any payment default is not cured within 60 days, we may terminate the contract.

We have no specific volume delivery commitments under the contract but must deliver all of our natural gas that we produce from the covered Sacramento Basin of California leases. If CES refuses to take natural gas, whether at CES’ option in its sole discretion, because the natural gas fails to meet quality specifications or the occurrence of a force majeure event, we may sell the natural gas to other purchasers in transactions committing our natural gas for up to 30 days at a time, until such time as Calpine is able to accept the natural gas production. If CES does not take natural gas for 120 consecutive days, we have the right to terminate the contract early.

The contract also gives CES a right to match any offer by a third party to purchase all or a portion of the covered Sacramento Basin of California natural gas production, under industry standard terms and conditions with comparable price and credit support for a ten year period after December 31, 2009. Calpine’s recent bankruptcy may affect Calpine’s ability to continue purchasing natural gas from us. If the contract terminates, we will sell to third parties our natural gas at market prices.

SELLING STOCKHOLDERS

This prospectus covers shares sold in our recent private equity offering to “accredited investors” as defined by Rule 501(a) under the Securities Act pursuant to an exemption from registration provided in Regulation D, Rule 506 under Section 4(2) of the Securities Act, to “qualified institutional buyers,” as defined by Rule 144A under the Securities Act, and to non-U.S. persons pursuant to Regulation S under the Securities Act. The selling stockholders who purchased shares from us in the private equity offerings may from time to time offer and sell under this prospectus any or all of the shares listed opposite each of their names below. We are required by our registration rights agreement to register for resale the shares of our common stock described in the table below.

The following table sets forth information about the number of shares owned by each selling stockholder that may be offered from time to time under this prospectus. Certain selling stockholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by the selling stockholder may be deemed to be underwriting commissions.

The table below has been prepared based upon the information furnished to us by the selling stockholders initially as of December 15, 2005 and updated through the date of this prospectus. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the amount of shares of common stock that will be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read “Plan of Distribution.”

We have been advised, as noted below in the footnotes to the table, two of the selling stockholders are broker-dealers and 42 of the selling stockholders are affiliates of broker-dealers. We have been advised that each of such selling stockholders purchased our common stock in the ordinary course of business, not for resale, and that none of such selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the common stock. All selling stockholders are subject to Rule 105 of Regulation M and are precluded from engaging in any short selling activities prior to effectiveness.

The following table sets forth the name of each selling stockholder, the nature of any position, office, or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock owned by such stockholder prior to the offering. We have assumed all shares reflected on the table will be sold from time to time.

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
A&R Agreement of Trust for Joan M. Welsh~DTD 08/31/1990~Joan M. Welsh TTEE(1)	1,220	*
A. Albinsson & M. Wahlstrom(4)	6,900	*
A. Bartley Bryt and Maud S. Bryt	3,500	*
A-Able Transmission—Corporate Investment Account(1)	640	*
ABN Amro Bank(2)	2,800	*
Adam H. Brown	1,400	*
Adam H. Brown Article IV Trust(3)	1,600	*
Adam H. Brown Article V Trust(3)	700	*
AGS Investments(4)	2,700	*
AIM Capital Development Fund(5)†	765,100	1.51%
AIM Dynamics Fund(5)†	1,236,400	2.44%
AIM Mid Cap Growth Fund(5)†	114,200	*
AIM V.I. Capital Development Fund(5)†	116,100	*
AIM V.I. Dynamics Fund(5)†	68,200	*
Alan W. Steinberg, LP(6)	13,850	*

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
Albert Sinal, Jr. and Tina Sinal	6,000	*
Alexis A. Shehata Personal Portfolio(1)	1,420	*
Alice Cordelia Brown	9,700	*
Allan and Terry Peck—Combined Portfolio	1,330	*
Allan P. Rothstein	5,000	*
Amaranth LLC(7)††	80,000	*
American Funds Insurance Series, Asset Allocation Fund(8)	2,520,000	4.98%
American Funds Insurance Series, Growth Fund(8)	1,980,000	3.91%
Andrea L. Killian Trust ~ DTD 9/25/97 ~ Andrea L. Kilian TTEE(1)	150	*
Andrea Pollack 75 Rev Trust(4)	5,700	*
Andrea Pollack Rev Trust(4)	8,500	*
Angler Construction Company—401(k) Profit Sharing Plan-Equity(1)	300	*
Anita L. Rankin Revocable Trust U/A DTD 4/28/1995~Anita L. Rankin TTEE(1)	350	*
Anitia T. Loehmann Charitable Trust(3)	300	*
Ann Cox Bartram Trust(3)	3,500	*
Ann K. Miller Personal Portfolio(1)	5,840	*
Anne Marie Romer Personal Portfolio(1)	1,180	*
Anthony G. Perry IRA(4)	7,300	*
Anthony L. Kremer IRA(1)	940	*
Anthony L. Kremer Revocable Living Trust(1)	860	*
Antonio Perez	2,800	*
AR Inc. Master Retirement Trust(9)†	104,500	*
Arbiter Partners, LLC(10)	193,750	*
Aubrey L. Roberts IRA(1)	2,620	*
Aurelia Palcher Combined Portfolio(1)	990	*
Auto Disposal Systems—401(k)—All Cap Value Account(1)	620	*
Auto Disposal Systems—401(k)—Balanced 60 Account(1)	390	*
Auto Disposal Systems—401(k)—Small Cap Value Account(1)	560	*
Aviation Sales Inc.—401(k) Profit Sharing Plan~Rick J. Penwell TTEE(1)	1,190	*
Azzinaro Management, LLC(11)†	3,500	*
Baker Hazel Funeral Home, Inc.(1)	300	*
Baker Hazel Funeral Home, Inc. 401(k) Plan(1)	430	*
Barbara A. Muth IRA(1)	240	*
Barbara A. Muth Revocable Living Trust U/A DTD 10/31/96~Barbara A. Muth TTEE(1)	1,160	*
Barbara B. Chisolm Irrevocable Trust FBO Alison Wilde DTD 12/23/96~O. Beirne Chisolm TTEE(1)	820	*
Barbara B. Chisolm Irrevocable Trust~FBO Serena B. Wille Dtd 12/23/96~O. Beirne Chisolm TTEE(1)	820	*
Barbara Bitticker—Inherited IRA(1)	1,260	*
Barbara McCarty~Personal Portfolio(1)	420	*
Bay Pond Investors (Bermuda) L.P.(12)	11,800	*
Bay Pond Partners, L.P.(12)	37,400	*
Bel Air Opportunistic Fund(13)†	82,800	*
Belfer Investment Partners, LP(14)	48,500	*
Bennett Family LLC(15)	5,000	*
Benny L. & Alexandra P. Tumbleston—JTWROS(1)	1,470	*
Bert Fingerhut	2,500	*
Billy A. West	4,210	*
BLT Enterprises, LLLP~Partnership(1)	1,340	*
Blueprint Partners LP(16)	15,000	*
Boston Partners Asset Management, LLC(17)†	517,710	1.02%
Bradley & Danielle Barton	6,250	*

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
Bradley J. Hausfeld IRA(1)	580	*
Brady Retirement Fund, LP(18)	17,200	*
Brian Rommel	1,000	*
Brownlie Family Partnership(4)	5,300	*
Bruce E. Dines IRA(4)	7,300	*
Caisse De Depot Et Placement Du Quebec(19)	3,125,000	6.18%
Cal Hendricks Wies and Margaret Bailey Hardenbergh(3)	800	*
Capital Growth Fund(3)	2,200	*
Carl Forstmann Foundation(3)	2,000	*
Carl W. Goeckel~Combined Portfolio(1)	2,040	*
Carlton Capital Group, LLC(20)	12,500	*
Carmine and Wendy Guerro Living Trust~U/A DTD 7/31/2000~C Guerro and W Guerro, TTEES(1)	1,000	*
Carmine Guerro IRA Rollover(1)	1,950	*
Carol D. Shellabarger Green~Revocable Trust DTD 4/21/00~Carol Downing Green TTEE(1)	570	*
Carol Downing Green IRA(1)	360	*
Caroline Hicks	2,500	*
Cassandra Toro	7,500	*
CastleRock Partners, L.P.(21)	38,500	*
Catherine Hirsch	1,562	*
Cathy Haberland(3)	3,100	*
Charles C. Loehmann Charitable Trust(3)	750	*
Charles Carpenter IRA(3)	5,900	*
Charles L. & Miriam L. Bechtel~Joint Personal Portfolio(1)	330	*
Charles Post	5,000	*
Cheryl L. Coleman—IRA Rollover(1)	310	*
Cheyne Special Situations Fund, LP(22)	295,000	*
Chris H. & Linda M. Kapolas~Joint Personal Portfolio(1)	2,290	*
Christina Mattin	12,000	*
Christine Lindeman-Thomas~IRA Rollover~Gregory J. Thomas, POA(1)	710	*
Christopher J. Stratis(3)	1,500	*
Christopher Shaw Lippman	5,000	*
Cindy Ernst~Personal Portfolio(1)	8,970	*
Cintra Pollack 93 Trust(4)	2,800	*
Clark Manufacturing Co.~Pension Plan DTD 5/16/1998~John A. Barron TTEE(1)	170	*
Clark Manufacturing Co.~PSP DTD 5/16/98~John A. Barron TTEE(1)	360	*
CNF Investments, LLC(23)	156,250	*
Congress Ann Hazel IRA(1)	530	*
Cora & John Davis Foundation(24)	6,000	*
Craig & Mary Jo Sanford~Joint Personal Portfolio(1)	6,800	*
Craig Fuller	6,250	*
Cynthia A. Hackett~Personal Portfolio(1)	540	*
D.B. Zwirn Special Opportunities Fund, L.P.(25)	56,355	*
D.B. Zwirn Special Opportunities Fund, Ltd.(25)	71,145	*
Dan Roach IRA Rollover(1)	370	*
Daniel Huthwaite and Constance Huthwaite	3,125	*
Daniel R. Paladino and Pauline M. Paladino	3,500	*
Darryl W. Copeland, Jr.	7,500	*
David & Sharon Neenan(4)	1,500	*
David G. Neenan Keogh(4)	1,400	*
David H. Bartram(3)	300	*
David Keith Ray IRA(1)	880	*

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
David L. Roer~Personal Portfolio(1)	220	*
David M. Golush	2,000	*
David M. Gray~Revocable Trust DTD 07-19-96~David M. Gray, TTEE(1)	390	*
David M. Morad Jr.~Combined Portfolio(1)	2,710	*
David M. Morad Jr.~Revocable Living Trust U/A DTD 9/15/97~David M. Morad Jr. & Semele Foundas TTEE(1)	1,330	*
David R. & Renee M. Ernst~Joint Personal Portfolio(1)	2,900	*
David R. Kremer Revocable Living Trust~DTD 5/7/1996~David R. Kremer & Ruth E. Kremer, TTEES(1)	1,170	*
David Reznick and Sandra Reznick	5,000	*
David Ross~Revocable Living Trust U/A DTD 11/04/00~David Ross TTEE(1)	930	*
David W. Campbell and Mary W. Campbell	1,000	*
David Wallace(4)	2,700	*
DBAG London(26)†	250,000	*
Dean L. Overman and Linda J. Overman	6,250	*
Deanne W. Joseph IRA Rollover(1)	350	*
Deborah Keinbord(24)	2,000	*
Deephaven Distressed Opportunities Trading Ltd(27)†	675,000	1.33%
Deephaven Event Trading Ltd(27)†	1,350,000	2.67%
Deephaven Growth Opportunities Trading Ltd(27)†	675,000	1.35%
Dennis M. Langley	6,250	*
Detroit Diesel Corporation Employee Pension Plan(9)†	72,000	*
Deutsche Bank Alternative Trading(28)	100,000	*
Diaco Investments, L.P.(29)	711,750	1.41%
Diana M. Best IRA Rollover(1)	2,140	*
Diane W. Colaizzi IRA Rollover(1)	210	*
Dolores H. Russ Trust~DTD 4/20/2000~Dolores H. Russ, TTEE(1)	9,430	*
Don A. & Linda B. Maccubbin~Revocable Trust DTD 05/04/93~Don A. & Linda B. Maccubbin, TTEES(1)	1,940	*
Don A. Maccubbin IRA(1)	580	*
Don Keasel IRA Rollover(1)	760	*
Donald A. Porter IRA – Small Cap(1)	960	*
Donald Bavely & Kathleen Bavely	4,375	*
Donald G. Tekamp Revocable Trust ~DTD 8/16/2000~Donald G. Tekamp TTEE(1)	1,140	*
Donald Gorman~Personal Portfolio(1)	520	*
Donald H. Nguyen, M.D. IRA Rollover(1)	250	*
Donald Harrison	6,250	*
Donald L. and Edythe Aukerman~Joint Personal Portfolio(1)	380	*
Donald L. Aukerman IRA(1)	590	*
Donna G. Dahm IRA(1)	260	*
Dorothy H. Dines(4)	4,400	*
Dorothy W. Savage-Kemp IRA(1)	410	*
Dorothy W. Savage-Kemp TOD(1)	760	*
Dottie L. Brown~Personal Portfolio(1)	160	*
Douglas & Melissa Marchal~Joint Personal Portfolio(1)	270	*
Douglass McCorkindale	12,500	*
Dr. Donald H. Nguyen & Lynn A. Buffington—JTWROS(1)	790	*
Dr. Juan M. Palomar IRA Rollover(1)	1,400	*
Dr. Michael T. Kunesh Revocable Trust(1)	1,640	*
Dr. Neil Kantor~Combined Portfolio(1)	3,260	*
Dr. William R. Levin, DMD P.A. Retirement(3)	800	*
Drake Associates L.P.(30)	20,000	*
Dwayne Barfell & Margaret Harris	3,125	*

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
E. Mortimer FBO Mara Wharton(3)	1,400	*
EBS Asset Management—Profit Sharing Plan(1)	8,280	*
EBS Microcap Partners~Combined Portfolio(1)	10,100	*
EBS Partners~Combined Portfolio(1)	34,100	*
Edna Isacs(3)	1,000	*
Edward Fox IRA(31)	9,375	*
Edward J. Nusrala	2,000	*
Edward Richard Marek, Jr.	1,562	*
Edward W. & Frances L. Eppley~Combined Portfolio(1)	540	*
Edwin L. Johnson(3)	600	*
Eileen M. Jackson~TOD(1)	2,810	*
Elaine S. Berman~Combined Portfolio(1)	530	*
Elaine S. Berman~Inherited IRA~Beneficiary of Freda Levine(1)	600	*
Elaine S. Berman SEP—IRA(1)	500	*
Elias M. & Ann C. Karter~Combined Portfolio(1)	6,960	*
Elizabeth Brown Warters Article IV Trust(3)	2,200	*
Elizabeth Brown Warters Article V Trust(3)	700	*
Elliot Horowitz Trust 11/1/89 (35)	7,000	*
Emerson Partners(51)	16,000
Ernst Enterprises~Deferred Compensation DTD 05/20/90~fbo Mark Van de Grift(1)	1,260	*
Ernst Enterprises~Deferred Compensation Plan DTD 05/20/90~fbo Terry Killen(1)	1,470	*
Evan Julber	6,000	*
Excelsior Value & Restructuring(32)	2,750,000	5.44%
FBO Marjorie G. Kasch~U/A/D 3/21/80~Thomas A. Holton TTEE(1)	640	*
Felice M. Kantor~Combined Portfolio(1)	4,780	*
Ferguson Locke†	2,500	*
First Bank Trust(33)†	10,000	*
Flanagan Family Limited Partnership(34)	6,250	*
Forney M. Hoke III IRA Rollover(1)	260	*
Forney M. Hoke III Personal Portfolio(1)	2,950	*
FPA Capital Fund, Inc.(9)†	4,455,800	8.81%
Francis C. Rooney, Jr.(3)	1,500	*
Frank B. Day(4)	17,500	*
Frank B. Day CRT (4)	1,200	*
Frank D. Day Lead Annuity Trust(4)	1,200	*
Frank M. Ewing	27,500	*
Frederick R. Bartram(3)	1,200	*
Gardner Lewis Fund, L.P.(35)	96,000	*
Gary M. Youra, M.D. IRA Rollover(1)	1,930	*
Geary Partners, L.P.(36)	56,600	*
General Electric Pension Trust(9)†	588,900	1.16%
Geoffrey Pohanka	26,000	*
George H. Welsh~Revocable Living Trust DTD 8/1/90—Trust B~Joan M. Welsh, Co-TTEE(1)	2,950	*
George Hicks~Personal Portfolio(1)	800	*
George W. Ledford IRA Rollover(1)	3,270	*
Gerald Allen IRA(1)	400	*
Gerald E. & Deanne W. Joseph~Combined Portfolio(1)	1,250	*
Gerald J. Allen~Personal Portfolio(1)	3,310	*
Giacomo Trusts~Combined Portfolio(1)	3,620	*
Gina R. Day(4)	5,700	*
Gina R. Day CRT(4)	11,000	*
GLG Market Neutral Fund(37)	600,000	1.19%

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
Global Capital Ltd.(38)	12,500	*
Gloria Trumpower	2,000	*
GMF Global Natural Resources Fund(39)	863	*
Goldman Sachs GMS Funds LLC(9)†	559,300	1.11%
Goldsmith Family Foundation (35)	7,400	*
Goldsmith Family Investments, LLC (35)	5,500	*
Grace G. Miller~Personal Portfolio(1)	640	*
Granville Gray Valentine Trust(40)†	25,000	*
Gregory A. & Bibi A. Reber~Joint Personal Portfolio(1)	550	*
Gregory J. Thomas IRA-SEP(1)	360	*
Greystone Energy, L.P.(41)	6,250	*
Greystone Resources, L.P.(41)	6,250	*
Gruber & McBaine International(42)	11,000	*
Gwendolyn D. Harmon~Personal Portfolio(1)	1,530	*
Gwendolyn D. Harmon Revocable Living Trust(1)	1,240	*
H. Joseph & Rosemary Wood~Joint Personal Portfolio(1)	800	*
Harlene Brady IRA(1)	170	*
Harley G. Higbie, III(4)	1,900	*
Harley G. Higbie, Jr.(4)	5,300	*
Harold & Congress Hazel Trust~U/A DTD 04/21/1991~Congress Ann Hazel, TTEE(1)	690	*
Harold A. & Lois M. Ferguson~Joint Personal Portfolio(1)	960	*
Harry L. Dolan Trust —IMA(43)	1,667	*
Haussuann Holdings N.V. (114)	24,200	*
Hazel B. Kidd~Personal Portfolio(1)	840	*
Hedgenergy Master Fund(44)	330,000	*
Heidi Cox(3)	3,900	*
Helen G. Moody~Revocable Living Trust DTD 01/17/02~Helen G. Moody TTEE(1)	550	*
Henry Ripp	2,000	*
Herman Isacs III U/A Marital Trust(3)	1,500	*
HFR Asset Management, LLC(45)	84,900	*
HFR HE Beryllium(46)	90,900	*
HFR HE Systematic Master Trust(45)	117,700	*
HH Managed Account 7 Limited(47)	24,200	*
Highbridge Event Driven / Relative Value Fund, LP(48)	102,225	*
Highbridge Event Driven / Relative Value Fund, Ltd.(48)	692,775	1.37%
Highbridge International LLC(48)	705,000	1.39%
Hildreth D. Wold(4)	1,900	*
Hillel Weinberger and Elaine Weinberger	100,000	*
Howard W. Smith & Margaret W. Aldridge~Combined Portfolio(1)	1,530	*
Hsien-Ming Meng IRA Rollover(1)	910	*
Industrial Grinding~Profit Sharing Plan U/A 10/1/84(1)	1,550	*
ING Columbia Small Cap Val II Port (113)	4,242	*
ING MFS Utilities Portfolio(49)	93,780	*
Investors of America(50)†	850,000	1.68%
J. Carter Beese, Jr.	3,125	*
J. Steven Emerson(51)	45,000	*
J. Steven Emerson IRA Rollover II(51)	350,000	*
J. Steven Emerson Roth IRA(51)	115,000	*
Jack Barrish	5,000	*
Jack E. & Sandra McMaken~Joint Personal Portfolio(1)	320	*
Jack R. Scherer Liv Trust~DTD 4/3/97~Jack R. & Lana B. Scherer TTEES(1)	1,460	*
Jack Wold Family Partnership(4)	2,000	*
Jacqueline Slyman~Personal Portfolio(1)	1,320	*

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
James A. Syme and Phyllis K. Syme	4,375	*
James B. Wallace(4)	3,200	*
James C. Dascoli†	2,000	*
James D. Locke and Susan P. Locke	7,500	*
James M. Earnest	1,000	*
James N. & Jean C. Marten~Combined Portfolio(1)	570	*
James R. Goldstein~Personal Portfolio(1)	530	*
James T. Lehner, M.D. IRA(1)	1,390	*
Jan Munroe Trust(52)	4,000	*
Janice S. Harmon~Personal Portfolio(1)	390	*
JCK Partners Opportunities Fund, Ltd.(53)	22,500	*
Jean C. Marten~Personal Portfolio(1)	210	*
Jeannine E. Phlipot~Personal Portfolio(1)	760	*
Jeannine E. Philpot IRA(1)	710	*
Jeffrey H. Howard and Brenda H. Howard	3,125	*
Jeffrey M. Grieco~Revocable Living Trust DTD 7/19/2001~Jeffrey M. Grieco, TTEE(1)	900	*
Jennifer A. Roer IRA(1)	340	*
Jennifer Roach IRA(1)	520	*
Jerald Siegel and Francine Siegel	1,000	*
Jeremy Hirst	2,000	*
Jerome E. Muth IRA—Roth(1)	2,030	*
Jerome E. Muth~Revocable Living Trust U/A DTD 10/31/96~Jerome E. Muth, TTEE(1)	360	*
Jerry Armstrong(4)	6,000	*
Joan M. O’Neil~Combined Portfolio(1)	2,070	*
Johanne S. Rupp IRA(54)	1,500	*
John & Lisa O’Neil~Joint Personal Portfolio(1)	1,140	*
John & Mary Ann Duffey(4)	4,400	*
John Barron, Jr.-Personal Portfolio(1)	350
John A. Barron—Personal Portfolio Mississippi(1)	160	*
John A. Barron—Personal Portfolio Ohio(1)	370	*
John A. Barron IRA Rollover(1)	2,170	*
John B. Maynard—Personal Portfolio(1)	9,050	*
John B. Maynard Jr.~Irrevocable Trust U/A DTD 12/12/93~John B. Maynard Sr., TTEE(1)	300	*
John C. & Sarah L. Kunesh—JTWROS(1)	570	*
John C. Ernst, Jr.~Revocable Trust~John C. Ernst, Jr. TTEE(1)	8,050	*
John C. York	8,125	*
John D. Thiel	3,125	*
John Duffey IRA(4)	2,600	*
John E. Meyer~Combined Portfolio(1)	44,760	*
John E. Palcher IRA Rollover(1)	510	*
John Eubel & Betty Eubel~Combined Portfolio(1)	3,990	*
John Glickstein & Eileen Glickstein	2,000	*
John H. Lienesch IRA(1)	1,630	*
John Hancock Advisors FBO JHIC Vermont—Hallmark Cards, Inc.(55)†	28,750	*
John Hancock Balanced Fund(55)	87,750	*
John Hancock Funds II (JH2)(32)	85,342	*
John Hancock Large Cap Equity Fund(55)	971,845	1.92%
John Hancock Mid Cap Growth Fund(55)	118,808	*
John Hancock Trust (JH1)(32)	76,885	*
John Hancock Trust Utilities Trust(56)	77,190	*
John J. Miller~Personal Portfolio(1)	630	*
John J. Pohanka Family Foundation(57)	20,000	*

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
John M. Walsh, Jr. IRA Rollover(1)	910	*
John M. & Patricia D. Coleman JTWROS	12,500	*
John O’Meara IRA Rollover(1)	310	*
John Sarron, Jr.—Personal Portfolio(1)	350	*
John T. & Julia M. Paas—JTWROS(1)	650	*
John T. Beaty Jr.	2,500	*
John T. Dahm IRA(1)	2,170	*
John T. Dahm IRA Rollover(1)	680	*
John Whalen and Linda Rabbitt	6,250	*
Johnson Revocable Living Trust(58)	10,000	*
Jon D. & Linda N. Gruber Trust(59)	13,000	*
Jon R. Yenor & Caroline L. Brecker – Joint Tenants(1)	970	*
Jon R. Yenor IRA Rollover(1)	720	*
Joseph D. & Julia A. DiCicco~Combined Portfolio(1)	2,350	*
Joseph D. & Suzanne F. Mackil~Combined Portfolio(1)	3,270	*
Joseph D. Maloney~Personal Portfolio(1)	830	*
Joseph F. & Mary K. Scullion~Combined Portfolio(1)	1,360	*
Joseph H. Szymanski	6,250	*
Joyce Ann Porter~Revocable Living Trust dtd 12/1/00~Joyce Ann Porter, TTEE(1)	1,070	*
Judith Keasel~IRA Rollover(1)	320	*
Kandythe J. Miller~Combined Portfolio(1)	730	*
Karen Shay IRA(4)	4,800	*
Karfunkel Family Foundation(60)	5,000	*
Kathleen J. Lienesch~Combined Portfolio(1)	1,180	*
Kathleen J. Lienesch IRA(1)	230	*
Kathleen Swanson Revocable Trust(61)	6,250	*
Kathryn A. Leeper~Combined Portfolio(1)	520	*
Keith L. Aukerman IRA Rollover(1)	1,240	*
Kenneth E. & Doreen G. Klaus~Joint Personal Portfolio(1)	310	*
Kenneth E. Shelton IRA Rollover(1)	760	*
Kenneth F. Rupp Revocable Trust(62)	1,500	*
Kettering Anesthesia Associates—Profit Sharing Plan FBO David J. Pappenfus(1)	1,160	*
Kevin E. Slattery~Trust B DTD 5/17/99~De Ette Rae Hart TTEE(1)	950	*
King Investment Advisors, Inc. FBO Alice R. Hudspeth(63)	4,500	*
King Investment Advisors, Inc. FBO Barnett L. Gershen(63)	4,300	*
King Investment Advisors, Inc. FBO Bill Ham(63)	12,000	*
King Investment Advisors, Inc. FBO Bill Ham, IRA Rollover(63)	5,500	*
King Investment Advisors, Inc. FBO Charles O. Requadt and Julie K. Requadt(63)	3,700	*
King Investment Advisors, Inc. FBO David A. Todd(63)	3,600	*
King Investment Advisors, Inc. FBO E. Holt Williams(63)	1,100	*
King Investment Advisors, Inc. FBO Emily L. Todd(63)	4,600	*
King Investment Advisors, Inc. FBO First Security Bank Commingled Investment Fund for Qualified Employee Benefit Plans(63)	74,100	*
King Investment Advisors, Inc. FBO Gerald Wayne Broesche and Brooke Anne Broesch(63)	3,700	*
King Investment Advisors, Inc. FBO Greg Kung(63)	7,000	*
King Investment Advisors, Inc. FBO H. J Foster, IRA Rollover(63)	4,000	*
King Investment Advisors, Inc. FBO J & S Black FLP(63)	4,000	*
King Investment Advisors, Inc. FBO James E. Brasher, IRA Rollover(63)	1,500	*
King Investment Advisors, Inc. FBO Kevin Raine(63)	6,800	*
King Investment Advisors, Inc. FBO Lucie W. Todd(63)	7,000	*

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
King Investment Advisors, Inc. FBO Mary L. G. Theroux Charitable Remainder Unitrust(63)	3,600	*
King Investment Advisors, Inc. FBO Mary L. G. Theroux Revocable Living Trust(63)	4,100	*
King Investment Advisors, Inc. FBO Onedia Tribe of Indians(63)	22,000	*
King Investment Advisors, Inc. FBO Shirley P. Rabke(63)	4,700	*
King Investment Advisors, Inc. FBO Wray & Todd Interests, Ltd.(63)	18,200	*
Kirby C. Leeper IRA Rollover(1)	560	*
LH Rich Companies(64)	10,000	*
Lagunitas Partners LP(42)	41,000	*
Lannan Foundation(9)†	177,500	*
Larry & Marilyn Lehman~Combined Portfolio(1)	1,350	*
Lauren Peck~Combined Portfolio(1)	750	*
Lawrence Chimevine	3,000	*
Lawrence J. Harmon Trust A~DTD 1/29/2001~G Harmon & T Harmon & H Wall TTEES(1)	540	*
Lawrence S. Connor~Personal Portfolio(1)	1,510	*
Lee S. Johnson FBO Edwin Johnson(3)	1,300	*
Lee S. Johnson FBO Susanne Mann(3)	1,300	*
Lehman Brothers(65)††	75,000	*
Leo K. & Katherine H. Wingate~Joint Personal Portfolio(1)	540	*
Leo Mullen and Helene Patterson	6,250	*
Leonard Weinglass (35)	5,200	*
LeRoy Eakin, III & Lindsay Eakin	15,625	*
Leslie L. Alexander	175,000	*
Lester J. & Suzan A. Charnock ~JTWROS(1)	1,690	*
Lia K. Stratis(3)	1,500	*
Liebro Partners, LLC(66)	2,500	*
Lime Partners, LLC(67)	24,000	*
Linda M. Meister MD~Combined Portfolio(1)	860	*
LJB Inc. Savings Plan & Trust~U/A DTD 1/1/1985 FBO T. Beach~Stephen D. Williams TTEE(1)	470	*
Lolita Higbie Living TR(4)	2,100	*
Lorraine L. Earman IRA Rollover(1)	200	*
Louis D. Cohen REVTR—IMA(43)	2,500	*
Lucy Wallace(4)	2,700	*
Lynda Goldstein(4)	20,000	*
M. Sinclair Adams Ziesing(3)	8,000	*
M.J. Murdock Charitable Trust(35)	53,900	*
MA Deep Event, Ltd.(27)†	72,100	*
Manulife Utilities Fund	10,300	*
Mara Wharton(3)	2,000	*
Marc Bettius	3,125	*
Marcia M. O’Rourke~Combined Portfolio(1)	2,070	*
Margaret Bailey Hardenbergh(3)	400	*
Margaret S. Adam Revocable TRUST~DTD 4/10/02~Margaret S. Adam, TTEE(1)	410	*
Maria Gray Valentine Curtis Trust(68)†	6,000	*
Marie D. Wootton(3)	600	*
Marjorie Mead Marshall Trust(3)	750	*
Mark Ristow Roth IRA(69)	2,500	*
Mark S. Wallace(4)	1,400	*
Martha Cox Farrell(3)	900	*
Martha S. Senkiw~Revocable Living Trust DTD 11/02/98~Martha S. Senkiw, TTEE(1)	350	*

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
Martin Hirschhorn	20,000	*
Martin J. & Lisa L. Grunder~Combined Portfolio(1)	430	*
Marvin E. Nevins~Personal Portfolio(1)	860	*
Mary Ann Duffey IRA(4)	1,600	*
Mary Clark Stambaugh(3)	400	*
Mary Ellen Kremer Living Trust~U/A DTD 01/27/1998~Mary Ellen Kremer TTEE(1)	960	*
Mary J. Dolan Trust—IMA(43)	1,667	*
Mary J. Gitzinger IRA(1)	1,620	*
Mary Kunesh~Combined Portfolio(1)	4,340	*
Mary Lou R. Baggott~Personal Portfolio(1)	1,110	*
Mary M. Stratis(3)	5,800	*
Mary M. Stratis Trust(70)	1,900	*
Mary Stratis Limited Partnership(3)	3,000	*
Masters Select Smaller Companies Fund(9)†	179,900	*
Matthew C. May	3,125	*
Maureen D. Weaver~Combined Portfolio(1)	520	*
Maureen K. Aukerman IRA Rollover(1)	810	*
Maureen K. Aukerman Personal Portfolio(1)	170	*
Melinda L. Eubel IRA(1)	620	*
Melodee Ruffo~Personal Portfolio(1)	680	*
Melvin Don Henry, Jr.	3,000	*
Mercury Global Allocation Strategy Portfolio(71)	10,900	*
Mercury Global Allocation V.I. Fund(71)	30,100	*
Merril Mason(3)	2,200	*
Merrill Lynch Global Allocation Fund, Inc.(71)†	500,000	*
MFS Mid Cap Value Fund(56)†	313,200	*
MFS Utilities Fund(56)†	895,410	1.77%
MFS Utilities Portfolio (IIU)(56)†	29,370	*
MFS Variable Insurance Trust—MFS Utilities Series(56)†	551,080	1.09%
MFS/Sun Life Series Trust—Mid Cap Value Series(56)†	11,600	*
MFS/Sun Life Series Trust—Utilities Series(56)†	195,350	*
Miami Valley Cardiologists, Inc. Profit Sharing Plan Trust—EBS Equity 100(1)	8,610	*
Miami Valley Cardiologists, Inc. Profit Sharing Plan Trust—EBS Small Cap(1)	3,590	*
Michael & Marilyn E. Lipson—JTWROS(1)	260	*
Michael A. Houser & H. Stephen Wargo—JTWROS(1)	250	*
Michael & Andrea Dakin~Combined Portfolio(1)	960	*
Michael F. Horn, Sr.	4,375	*
Michael G. Lunsford IRA(1)	590	*
Michael G. Lunsford Personal Portfolio(1)	290	*
Michael G. & Dara L. Bradshaw~Combined Portfolio(1)	1,530	*
Michael J. Mathile~Revocable Living Trust DTD 10/03/96(1)	1,990	*
Michael J. McQuiston IRA Rollover(1)	1,150	*
Michael J. Suttman~Personal Portfolio(1)	580	*
Michael J. Wenzler~Personal Portfolio(1)	310	*
Michael K. Stout Revocable Liv Trust~Dtd 12/27/94~Michael K. & Carol A. Stout(1)	1,220	*
Michael Kerr	175,000	*
Michael Lipson Profit Sharing Plan~DTD 1/1/03~Michael Lipson, TTEE(1)	1,320	*
Michael S. Greger	3,125	*
Michelle Tagliamonte IRA Rollover(1)	610	*
Milo Noble~Personal Portfolio(1)	5,090	*
Milton V. Peterson Revocable Trust(72)	93,750	*

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
Modern Capital Fund, LLC(73)	25,000	*
Monte R. Black~Personal Portfolio(1)	4,180	*
Monte T. Brown(3)	5,000	*
Monte T. Brown L.(3)	1,500	*
Moore Fixed Income Fund, Ltd.(74)	625,000	1.24%
Moore Macro Fund, L.P.(74)	701,200	1.39%
Morgan Moran(3)	100	*
Munder Small Cap Value Fund(75)†	270,000	*
Natelli Communities, LP(76)	15,625	*
Nationwide Small Cap Fund(39)	1,637	*
Nayann B. Pazyniak IRA Rollover(1)	300	*
Neal L. & Kandythe J. Miller~Joint Personal Portfolio(1)	490	*
Neal L. Miller IRA Rollover(1)	210	*
Neil Hazel IRA Rollover(1)	3,830	*
Neil W. & Jeanne K. Hazel~Joint Personal Portfolio(1)	710	*
Neil W. Hazel Personal Trust(1)	1,090	*
NH Horizons Investments(77)	234,000	*
Noah Pollack 93 Trust(4)	2,700	*
Noah Pollack Rev Trust(4)	1,200	*
Nosrat M. Hillman~Personal Portfolio(1)	390	*
Northern Light Management(78)	20,000	*
Pacific Credit Corp(13)	17,200	*
Pam Graeser~Personal Portfolio(1)	340	*
Pamela S. Carroll~Combined Portfolio(1)	260	*
Park West Investors, LLC(79)	66,495	*
Park West Partners International, Ltd.(79)	16,105	*
Pat & Christine Beach	2,500	*
Patricia A. Kremer Revocable Trust~DTD 04/29/04~Donald G. Kremer, TTEE(1)	980	*
Patricia Meyer Dorn~Combined Portfolio(1)	2,730	*
Patrick A. Mickley & Amy Jo Mickley~Joint Personal Portfolio(1)	910	*
Patrick J. Coleman IRA Rollover(1)	1,320	*
Patrick L. & Jackie L. McGohan~Joint Personal Portfolio(1)	910	*
Paul & Joan Strausbaugh~Personal Portfolio(1)	1,060	*
Paul J. Routh IRA(1)	420	*
Paul R. & Dina E. Crnkovich~Joint Personal Portfolio(1)	3,710	*
Paul R. Crnkovich~IRA Rollover(1)	650	*
Paul S. & Cynthia J. Guthrie~Joint Personal Portfolio(1)	1,370	*
Paul W. Nordt III IRA Rollover—401(k)(1)	1,090	*
Peck Family Investments, Ltd.(1)	690	*
Pennsylvania Public School Employee Retirement Fund(9)†	1,222,400	2.42%
Pennsylvania Treasury Department—Tuition Account Program(1)	21,730	*
Perrino Fernandez~Combined Portfolio(1)	980	*
Peter & Noreen McInnes~Combined Portfolio(1)	8,770	*
Peter D. Senkiw~Revocable Living Trust DTD 11/02/98~Peter D. Senkiw, TTEE(1)	360	*
Peter H. Huizenga	41,625	*
Peter M. DeProsperis, Jr.	3,125	*
Peter R. Newman IRA Rollover(1)	2,260	*
Peter R. Ziesing(3)	300	*
Philip H. Wagner~Combined Portfolio(1)	12,130	*
Philip M. Haisley IRA Rollover(1)	310	*
Phillip Edwin Crystal Trust(3)	2,000	*
Pioneer Funds—U.S. Small Companies (LUX)(80)	57,800	*
Pioneer Small Cap Value Fund(80)	325,300	*
Pioneer Small Cap Value VCT Portfolio(80)	16,900	*

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
Placer Creek Investors Bermuda L.P.(12)	120,700	*
Placer Creek Partners, L.P.(12)	165,600	*
Pohanka Oldsmobile, Inc.(57)	40,000	*
Potato Patch CRUT(4)	8,000	*
Presidio Partners, LP(81)	76,200	*
Quissett Investors Bermuda L.P.(12)	319,500	*
Quissett Partners, L.P.(12)	190,400	*
R&D Investment Partnership~Combined Portfolio(1)	13,960	*
Raj Singh and Neera Singh	60,900	*
Randy H. & Pamela F. Yoakum~Joint Personal Portfolio(1)	670	*
Ray O. Brownlie(4)	6,700	*
Raymond W. Lane~Personal Portfolio(1)	1,570	*
Raytheon Company Combined DB/DC Master Trust(12)	85,500	*
Raytheon Master—Pension Trust(1)	80,000	*
Rensselaer Polytechnic Institute(9)†	75,700	*
Richard D. Smith MD~Combined Portfolio(1)	1,130	*
Richard E. Holmes IRA Rollover—Sharon Longo & Marianne Nestor, Durable POA(1)	1,210	*
Richard E. Holmes~Revocable Living Trust DTD 08/25/94~Richard E. Holmes, TTEE—Sharon Longo & Marianne Nestor, Durable POA(1)	5,350	*
Richard Feinberg	10,000	*
Richard H. LeSourd, Jr. IRA-SEP(1)	1,160	*
Richard S. Bodman Revocable Trust(82)	14,062	*
Richard T. Wharton Trust Article 2(3)	1,700	*
Richard Thomas Wharton(3)	500	*
RNR II, LP(46)	279,300	*
RNR III, LP(46)	115,500	*
RNR III, Ltd(46)	59,300	*
ROBECO USA, LLC(83)†	46,410	*
Robert & Candy Goldstein	5,000	*
Robert A. Riley Beneficiary—Inherited IRA(1)	1,070	*
Robert A. Riley ~Revocable Family Trust DTD 5/8/97~Robert A. Riley TTEE(1)	280	*
Robert Binderman	2,000	*
Robert C. Kettler	15,625	*
Robert C. Rewey, Jr. Revocable Trust(84)	3,625	*
Robert Colaizzi IRA(1)	2,760	*
Robert F. Mays Trust~DTD 12/7/95~Robert F. Mays TTEE(1)	1,160	*
Robert Feinberg	5,000	*
Robert Grew(3)	2,800	*
Robert L. Kilian IRA Rollover(1)	680	*
Robert L. Kilian~Trust U/A DTD 9/25/97~Robert L. Kilian TTEE(1)	1,050	*
Robert Lowry IRA(1)	300	*
Robert N. Sturwold~Personal Portfolio(1)	480	*
Robert Slayton	2,000	*
Robert W. Lowry ~Personal Portfolio(1)	1,760	*
Rockbay Capital Fund, LLC(85)	7,848	*
Rockbay Capital Institutional Fund, LLC(85)	116,542	*
Rockbay Capital Offshore Fund, Ltd.(85)	305,610	*
Rodney K. Jones IMA(43)	4,166	*
Roland and Fanny Anderson—JTWROS(1)	1,050	*
Ronald E. & Sharon S. Yoakum~Joint Personal Portfolio(1)	1,850	*
Ronald L. Gallatin	30,000	*
Ronald Lee Devore MD & Duneen Lynn Devore—JTWROS(1)	250	*
Rosemary Winner Wood IRA(1)	610	*

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
Ruth E. Kremer Revocable Living Trust~DTD 5/7/96~David R. Kremer & Ruth E. Kremer, TTEES(1)	780	*
Samuel L. Lim IRA Rollover(86)	3,500	*
Samuel W. Lumby~Personal Portfolio(1)	1,090	*
Sandra E. Nischwitz~Personal Portfolio(1)	1,130	*
Saratoga Capital, LLC(87)	60,000	*
Scorpius Sicav(88)	12,500	*
Scudder Dreman Small Cap Value Fund(89)	219,300	*
Sean R. Convery~Personal Portfolio (1)	290	*
Semele Foundas~Revocable Living Trust U/A DTD 9/15/97~Semele Foundas & David M. Morad Jr. TTEE(1)	2,110	*
SF Capital Partners Ltd.(90)†	425,000	*
Sharon A. Lowry~IRA~Robert W. Lowry, POA(1)	1,450	*
Shay Enterprises(4)	3,200	*
Sibley Mason Lyons U/D Trust(3)	2,000	*
Skarpia Sicav(91)	18,750	*
Sonia L. Stratis(3)	1,500	*
Southern Farm Bureau Life Insurance Company(9)†	1,016,400	2.01%
Spindrift Investors Bermuda L.P.(12)	935,200	1.85%
Spindrift Partners, L.P.(12)	790,200	1.56%
Stanley & Cynthia Rainey~Combined Portfolio(1)	1,060	*
Stanley J. Katz IRA(1)	320	*
Stephen & Cynthia Hopf~Joint Personal Portfolio(1)	580	*
Stephen M. Bartram(3)	3,200	*
Steven & Victoria Conover~Joint Personal Portfolio(1)	440	*
Steven A. Miller~Revocable Living Trust U/A June 5, 1998~Steven A. Miller, C.E. Liesner TTEES(1)	2,910	*
Steven E. & Mary J. Ross~Joint Personal Portfolio(1)	7,610	*
Steven K. Suttman IRA Rollover(1)	470	*
Steven M. & Rebecca A. Nelson~Combined Portfolio(1)	1,120	*
Steven Rothstein	5,000	*
Stewart Investment Company(92)	62,500	*
Storebrand Investments(93)	625,000	1.24%
Stratford Partners, L.P.(94)	30,000	*
Stuckey Timberland, Inc.(95)	15,625	*
Suellen Louis IRA(1)	260	*
Susan J. Gagnon~Revocable Living Trust UA 8/30/95~Susan J. Gagnon TTEE(1)	1,960	*
Susanne Mann(3)	100	*
SVS Dreman Small Cap Value Portfolio(89)	130,700	*
Tanya P. Hrinyo Pavlina~Revocable Trust DTD 11/21/95~Tanya P. Hrinyo Pavlina TTEE(1)	1,120	*
TBP Capital Advisors Growth Fund(3)	2,200	*
Teressa G. Perry(4)	5,700	*
The Anderson Family~Revocable Trust, DTD 09/23/02~J. Kendall & Tamera L. Anderson, TTEES(1)	1,620	*
The Charles T. Walsh Trust~DTD 12/6/2000~Charles T. Walsh TTEE(1)	2,340	*
The Christine F. Lindeman-Thomas~Revocable Living Trust DTD 08/22/91~Christine F. Lindeman-Thomas, TTEE Gregory J. Thomas, POA(1)	2,060	*
The Holland Company(96)	1,687	*
The Killen Family Revocable Living Trust~DTD 4/27/2004~Terry L. Killen and/or Esther H. Killen Grantors and/or Trustees(1)	890	*
The Louis J. Thomas~Irrevocable Trust DTD 08/22/91~Gregory J. Thomas, TTEE(1)	490	*

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
The Northwestern Mutual Life Insurance Company(97)†	1,500,000	2.97%
The Ospraie Portfolio Ltd.(98)	75,000	*
The Shaar Fund, Ltd.(99)	25,000	*
The Thomas & Carolyn Mlinac ~ Combined Portfolio(1)	710	*
The Third Avenue Small Cap Value Fund Series(100)†	800,000	1.58%
The William K. Warren Foundation(101)	15,000	*
The X Account(24)	6,000	*
Thomas A. & Nancy A. Miller~Joint Personal Portfolio(1)	1,250	*
Thomas A. Miller IRA Rollover(1)	860	*
Thomas B. Parsons	2,000	*
Thomas First and Kristan First	3,000	*
Thomas G. Brown Article IV Trust(3)	1,300	*
Thomas G. Brown Article V Trust(3)	600	*
Thomas Hughes	1,500	*
Thomas J. & Susan J. Maio~Joint Personal Portfolio(1)	670	*
Thomas J. Maio IRA Rollover(1)	220	*
Thomas L. & Mary Leslie Falvey~Combined Portfolio(1)	1,470	*
Thomas L. Hausfeld IRA(1)	370	*
Thomas Shannon	2,000	*
Thomas V. & Charlotte E. Moon Family Trust~Joint Personal Trust(1)	670	*
Thomson Hirst & Gloria Trumpower, TBE	10,000	*
Tim Rupli	1,875	*
Timothy & Jayne Donahue	27,500	*
Timothy A. Pazyniak IRA Rollover(1)	2,600	*
Timothy B. Matz and Jane F. Matz	1,000	*
Timothy J. Beach Trust~DTD 4/22/02~Timothy J. Beach, TTEE(1)	420	*
TNM Investments LTD~Partnership(1)	290	*
Tobey Titus(3)	200	*
Toby G. Weber~Combined Portfolio(1)	4,230	*
Tom Wallace(4)	2,700	*
Tonya S. Harmon Revocable Living Trust(1)	1,230	*
Trident Selections(12)	55,700	*
Trousil & Associates(4)	4,800	*
Union Bancaire Privee(102)	46,875	*
United Capital Management(103)	15,000	*
Upnorth Investments, Ltd. Trust(1)	11,150	*
Venture Sim, Inc.(104)	6,250	*
Verle McGillvray IRA Rollover(1)	530	*
Vestal Venture Capital(105)	51,000	*
Victoire Finance ET Gettion B.V.(99)	31,250	*
Victoria Hyman	24,000	*
Virginia & Edward O’Neil—JTWROS(1)	1,500	*
Vivian D. Bichsel Revocable Living Trust~DTD 11/18/93~Vivian D. Bichsel, TTEE(1)	1,080	*
Wallace F. Holladay, Jr.	12,500	*
Wallace Family Partnership(4)	8,000	*
Walter A. Mauck IRA Rollover(1)	1,030	*
Whitebox Hedged High Yield Partners, LP(106)	57,500	*
Whitebox Intermarket Partners, LP(106)	57,500	*
Wiegers Capital Management(107)	30,000	*
Wilbur L. & Evilina A. Brown—JTWROS—All Cap Value(1)	2,540	*
Wilbur L. & Evilina A. Brown—JTWROS—Small Cap Value(1)	310	*
William A. Hazel Revocable Trust (108)	12,500	*
William Achenbach IRA(4)	4,000	*
William and Jonell Gharst~Combined Portfolio(1)	2,280	*

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
William & Sonja Kasch~Combined Portfolio(1)	1,110	*
William J. Turner Revocable Living Trust~DTD 05/20/98 Schwab Account~William J. Turner, TTEE(1)	530	*
William M. & Carla D. Thornton~Combined Portfolio(1)	1,380	*
William Marr Campbell III	6,250	*
William R. McCarty IRA Rollover(1)	1,350	*
William R. Morris III	5,000	*
William Regardie Rollover IRA(24)	3,000	*
William Sneath(3)	15,500	*
WIRE Family Trust (109)	4,000	*
WPG Opportunistic Value Overseas Fund, Ltd.(83)†	27,900	*
WPG Tudor Fund(109)	27,100	*
Wynnefield Partners Small Cap Value LP I(110)	219,000	*
Wynnefield Partners Small Cap Value, LP(110)	50,300	*
Wynnefield Small Cap Value Offshore Fund, Ltd.(111)	148,000	*
Yale Zimmerman	4,252	*
Yvonne A. Grieco~Revocable Living Trust DTD 7/19/01~Yvonne A. Grieco, TTEE(1)	810	*
Zweig-DiMenna Fund Ltd.(47)	27,500	*
Zweig-DiMenna International Ltd.(47)	323,500	*
Zweig-DiMenna Natural Resources, L.P.(112)	16,300	*
Zweig-DiMenna Partners, L.P.(47)	164,500	*
Zweig-DiMenna Select, L.P.(47)	31,500	*
Zweig-DiMenna Special Opportunities, L.P.(47)	62,500	*
_______________
* Less than one percent.

(1)
Paul Crichton is the Director of Trading of EBS Asset Management, which is the Investment Advisor for this selling stockholder. By virtue of his position with EBS Asset Management, Mr. Crichton is deemed to hold investment power and voting control over the shares held by this shareholder.

(2)	Antonio Perez is the Portfolio Manager of ABN Amro Bank and is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(3)
John H. Plunkett is the President and Gerald D. Levitz is the Executive Vice President of TBP Advisors, Ltd., which is the Investment Advisor of this selling shareholder. By virtue of their positions with TBP Advisors, Ltd., Mr. Plunkett and Mr. Levitz are deemed to hold investment power and voting control over the shares held by this selling stockholder.

(4)
George F. Wood is the President of Wood & Co., which is the Investment Advisor for this selling shareholder. By virtue of his position with Wood & Co., Mr. Wood is deemed to hold investment power and voting control over the shares held by this shareholder.

(5)
J. Philip Ferguson is the Vice President of AIM Advisors, Inc. which is the investment manager of this selling stockholder. By virtue of his position with AIM Advisors, Inc., Mr. Ferguson is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(6)	Thomas M. Yehle, Gary J. Frohman and Alan W. Steinberg are deemed to hold shared investment power and voting control over the shares held by this selling stockholder.

(7)
Karl J. Wachter is the Authorized Signatory of Amaranth Advisor L.L.C., which is the Trading Advisor of this selling shareholder. By virtue of he position with Amaranth Advisor L.L.C., Ms. Wachter is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(8)
The selling shareholder is an investment company registered under the Investment Company Act of 1940. Capital Research and Management Company (CRMC), an investment adviser registered under the Investment Advisers Act of 1940, is the investment adviser to this selling shareholder. In that capacity, CRMC is deemed to be the beneficial owner of shares held by this selling shareholder.

(9)
J. Richard Atwood is the Principal and Chief Operating Officer of First Pacific Advisors, Inc., which is the Investment Advisor of this selling shareholder. By virtue of his position with First Pacific Advisors, Inc., Mr. Atwood is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(10)	Paul J. Isaac is the Manager of Arbiter Partners, LP and is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(11)	James C. Pascoli is the President of Azzinaro Management, LLC and is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(12)
Wellington Management Company LLP is the Investment Advisor of this selling shareholder. Wellington Management Company, LLP is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(13)
Michael Powers is Managing Director of Bel Air Investment Advisors LLC, which is the investment manager of this selling stockholder. By virtue of his position with Bel Air Investment Advisors LLC, Mr. Powers is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(14)
Robert Belfer is the managing general partner and Laurence Belfer is the associate general partner of this selling stockholder. By virtue of their positions with the selling shareholder, Robert Belfer and Laurence Belfer are deemed to hold investment power and voting control over the shares held by this selling stockholder.

(15)	LuAnn Bennett is the Managing Member of Bennett Family LLC and is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(16)	Rajesh Idnani is the Manager of Blueprint Partners LP is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(17)
Mary Ann Ludice is the Chief Compliance Officer of Boston Partners Asset Management, LLC, which is the investment manager of this selling shareholder. By virtue of her position at Boston Partners Asset Management, LLC, Ms. Ludice is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(18)	William J. Brady is the general partner of Brady Retirement Fund, LP and as such is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(19)	Eric Cantin is the Investment Manager of Caisse De Depot Et Placement Du Quebec and is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(20)	William C. Eacho is the Manager of Carlton Capital Group, LLC and is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(21)
Ellen H. Adams is the Principal of CastleRock Management, LLC, which is the Investment Adviser of this selling shareholder. By virtue of her position with CastleRock Management, Ms. Adams is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(22)	Jean Philippe Flament is the Portfolio Manager of Cheyne Capital and is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(23)	Robert J. Flanagan is the Manager of CNF Investments, LLC and as such is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(24)
Harold Zirkin is the President of Zirkin Cuther Investment, which is the Investment Advisor of this selling shareholder. By virtue of his position with Zirkin Cuther Investment, Mr. Zirkin is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(25)
Daniel B. Zwirn is the Managing Member of D.B. Zwirn Holdings, LLC, the general partner of D.B. Zwirn Special Opportunities Fund, LP. By virtue of his position at the general partner, Mr. Zwirn is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(26)	As an officer of the selling shareholder, Patrick Corrigan holds investment power and voting control over the shares held by this selling shareholder.

(27)
Matthew Halbower is the Portfolio Manager of Deephaven Capital Management LLC, which is the General Partner of this selling shareholder. By virtue of his position with Deephaven Capital Management LLC, Mr. Halbower is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(28)	David Baker is the Managing Director of Deutsche Bank Alternative Trading and is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(29)
Simon Glick is the manager of Siget, LLC, which is the General Partner of this selling shareholder. By virtue of his position with Siget, LLC, Mr. Glick is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(30)
Alexander W. Rutherford is the Portfolio Manager of Drake Asset Management LLC, which is the General Partner of this selling shareholder. By virtue of his position with Drake Asset Management LLC, Mr. Rutherford is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(31)	Edward Fox has investment power and voting control over the shares held by this selling stockholder.

(32)
David Williams is the Managing Director of U.S. Trust, which is the Investment Advisor of this selling shareholder. By virtue of his position with U.S. Trust, Mr. Williams is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(33)	James Cornfeld is the Vice President of First Bank, Inc. and is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(34)	Robert J. Flanagan is the General Partner of Flanagan Family Limited Partnership and is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(35)
William D. Zantzinger Jr. is a Partner of Gardner Lewis Asset Management, which is the Investment Advisor of this selling shareholder. By virtue of his position with Gardner Lewis Asset Management , Mr. Zantzinger is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(36)	William J. Brady is the general partner of Geary Partners, LP and as such is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(37)
Noam Gottesman, Pierre Lagrange, Philippe Jabre and Emmanuel Roman are Directors of GLG Partners LP, which is the Investment Manager of this selling shareholder. By virtue of their positions with GLG Partners LP, the above listed directors are deemed to hold investment power and voting control over the shares held by this selling shareholder.

(38)	Brandon R. Perry is the Principal of Global Capital Ltd. and is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(39)
Richard F. Fonash is the Vice President and COO-Investments of Gartmore Global Investment, which is the Investment Advisor of this selling shareholder. By virtue of his position with Gartmore Global Investment, Mr. Fonash is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(40)	Wilfred Goodwin is the Trustee of this selling shareholder and is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(41)
Roland A. Von Metzsch is the Managing Member of Greystone Management, LLC, which is the General Partner of this selling shareholder. By virtue of his position with Greystone Management, LLC, Mr. Metzsch is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(42)
Jon D. Gruber and J. Patterson McBain are Managers of Gruber & McBain Capital Management, which is the Investment Advisor of this selling shareholder. By virtue of their positions with Gruber & McBain Capital Management, Mr. Gruber and Mr. McBain are deemed to hold investment power and voting control over the shares held by this selling stockholder.

(43)
Albert Powell is the Assistant Vice President of First Bank, which is the Investment Advisor of this selling shareholder. By virtue of his position with First Bank, Mr. Powell is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(44)
B.T. Willingham is the Chief Investment Officer of Moncrief Willingham Energy Advisers, which is the Investment Adviser of this selling shareholder. By virtue of his position with Moncrief Willingham Energy Advisers, Mr. Willingham is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(45)
Dora Hines is the Chief Operations Officer of HFR Asset Management, LLC, which is the Investment Advisor of this selling shareholder. By virtue of her position at HFR Asset Management, LLC, Ms. Hines is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(46)
W. Russell Ramsey is the Principal of Ramsey Asset Management, which is the Investment Advisor of this selling shareholder. By virtue of his position with Ramsey Asset Management, Mr. Ramsey is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(47)
Martin E. Zweig, Joseph A. DiMenna, Carol R. Whitehead, Kevin P. Cannon and Jeannine M. Lanese share investment power and voting control over the shares held by this selling stockholder as officers of Zweig-DiMenna Partners, LP.

(48)
Highbridge Capital Management, L.L.C., the Trading Advisor for this selling shareholder, exercises dispositive powers with respect to these shares and as such may be deemed to have beneficial ownership of such shares. Highbridge Capital Management, L.L.C. has designated authorized signatories who will sign on behalf of the selling stockholder. Glenn Dubin and Henry Swieca are co-chief executive officers of Highbridge Capital Management, L.L.C.

(49)
Todd Modic is the Senior Vice President of ING Fund Services, which is the Investment Advisor of this selling shareholder. By virtue of his position with ING Fund Services, Mr. Modic is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(50)	James Dierberg is the President of Investors of America and is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(51)	J. Steven Emerson is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(52)	Jan Munroe is the trustee of this selling stockholder and has sole voting and has investment power and voting control over the shares held by this selling stockholder.

(53)	Joseph C. Kusnan is the Managing Partner of JCK Partners Opportunities Fund, Ltd. and is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(54)	Johanne S. Rupp has investment power and voting control over the shares held by this selling stockholder.

(55)
Barry Evans, Ismail Gunes and Timothy Keefe are Officers of John Hancock Advisors, which is the Investment Advisor of this selling shareholder. By virtue of their positions with John Hancock Advisors, the above listed officers are deemed to hold investment power and voting control over the shares held by this selling shareholder.

(56)
Robin Stelmach is the Chief Operating Officer of MFS Investment Management, which is the Investment Advisor of this selling shareholder. By virtue of her position with MFS Investment Management, Ms. Stelmach is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(57)	John J. Pohanka and Geoffrey Pohanka share voting and investment power over the shares held by this selling stockholder.

(58)	Richard Johnson is the trustee of this selling stockholder and has sole voting and has investment power and voting control over the shares held by this selling stockholder.

(59)
Jon D. Gruber is the Manager of Gruber & McBaine Cap Mgmt, which is the Investment Advisor of this selling shareholder. By virtue of his position with Gruber & McBaine Cap Mgmt, Mr. Gruber is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(60)	George Karfunkel is the trustee of this selling stockholder and has sole voting and has investment power and voting control over the shares held by this selling stockholder.

(61)	Kathleen Swanson is the trustee of this selling stockholder and has sole voting and has investment power and voting control over the shares held by this selling stockholder.

(62)	Kenneth F. Rupp is the trustee of this selling stockholder and has sole voting and has investment power and voting control over the shares held by this selling stockholder.

(63)
Roger E. King is the Chief Investment Officer of King Investment Advisors, Inc., which is the Investment Advisor of this selling shareholder. By virtue of his position with King Investment Advisors, Inc., Mr. Swanson is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(64)	Steven Spector is the general partner of this selling stockholder. As such, Mr. Spector has investment power and voting control over the shares held by this selling stockholder.

(65)
John Lupo is the Senior Vice President and William Yelsits is the Vice President of Lehman Brothers and are deemed to hold investment power and voting control over the shares held by this selling shareholder.

(66)
Ronald Liebowitz is the managing member of Liebro Partners, LLC, the selling stockholder. By virtue of his position with the selling stockholder, Mr. Liebowitz is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(67)	Eileen Aptman is the managing member of this selling stockholder and is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(68)	Wilfred Goodwyn is the trustee of this selling stockholder and has sole voting and has investment power and voting control over the shares held by this selling stockholder.

(69)	Mark Ristow has investment power and voting control over the shares held by this selling stockholder.

(70)	Julie Van Houten is the trustee of this selling stockholder and has sole voting and has investment power and voting control over the shares held by this selling stockholder.

(71)
Karen Morely Westcott is a Fund Analyst for the Investment Manager of this selling shareholder. By virtue of this position, Ms. Westcott is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(72)	Milton V. Peterson is the trustee of this selling stockholder and has sole voting and has investment power and voting control over the shares held by this selling stockholder.

(73)
Dennis T. Mykytyn is the managing member of Modern Capital Fund, LLC, the selling stockholder. By virtue of his position with the selling stockholder, Mr. Mykytyn is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(74)
Anthony Gallagher is the Director of Operations of Moore Capital Management, LLC, which is the Trading Manager of this selling shareholder. By virtue of his position with Moore Capital Management, LLC, Mr. Gallagher is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(75)
The Fund has adopted proxy voting policies pursuant to which Munder Capital Management’s proxy voting committee, which is made up of Mary Ann C. Shumaker (non-voting), Stephen J. Shekenberg (non-voting), Andrea Leistra, Debbie Leich and Thomas Mudie, is responsible for exercising voting power on behalf of the Find. The Fund’s portfolio managers, John P. Richardson, Robert E. Crosby and Julie R. Hollingshead; officers Enrique Chang, Stephen J. Shenkenberg, Peter K Hoglund, Cherie N. Ugotowski, David W. Rumph, Bradford E. Smith, Kevin R. Kuhl, Mary Ann C. Chumaker, Malanie Mayo West and Amy D. Eisenbeis; and other designated personnel of Munder Capital, John S. Adams, Peter G. Root, Anne K Kennedy, Dennis M. Fox, Benjamin W. Upward, Jon G. Wilcox and William “Chip” H. Hoisington may exercise investment power on behalf of the fund.

(76)	William Moore is the Chief Financial Officer of Natelli Communities, LP and is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(77)
Chana Edelstein Isaac Hebroni are Directors of Horizons Cayman Trading, Ltd, which is the General Partner of this selling shareholder. By virtue their positions with Horizons Cayman Trading, Ltd, Ms. Edelstein and Mr. Hebroni are deemed to hold investment power and voting control over the shares held by this selling shareholder.

(78)	Carl Andersen is the Portfolio Manager of Northern Light Management and is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(79)
Peter. S. Park is the Principal of Park West Asset Management, LLC, which is the managing member of this selling stockholder. By virtue of his position with the managing member, Mr. Park is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(80)	Pioneer Investment Management Inc. is the Investment Advisor of this selling shareholder and holds investment power and voting control over the shares held by this selling shareholder.

(81)	William J. Brady is the general partner of Presidio Partners, LP and as such is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(82)	Richard S. Bodman is the Trustee of Richard S. Bodman Revocable Trust and is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(83)
Daniel Vandivort is the Chief Investment Officer and Richard Shuster is the Managing Director of Weiss, Peck and Gardener Investments, which is a division of Robeco USA, LLC, which is the managing member of the supervisory general partner of this selling stockholder. By virtue of their positions with Weiss, Peck and Gardener Investments, Mr. Vandivort and Mr. Shuster are deemed to hold investment power and voting control over the shares held by this selling stockholder.

(84)	Robert L. Rewey, Jr. is the trustee of this selling stockholder and has sole voting and has investment power and voting control over the shares held by this selling stockholder.

(85)
Atul Khanna is the Chief Executive Officer of Rockbay Capital Advisors, Inc., which is the general partner of Rockbay Capital Management, LP, which is the investment manager of this selling stockholder. By virtue of his position with the investment manager, Mr. Khanna is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(86)	Samuel L. Lim is the owner of this account and has investment power and voting control over the shares.

(87)	Edward B. Grier is the Manager of Saratoga Capital, LLC and is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(88)	Alberto Spagnolo Azkarate is the Investment Director of Scorpius Sicav and is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(89)
Nelson Woodard is the Managing Director of Dreman Value Management, which is the investment manager of this selling shareholder. By virtue of his position at Dreman Value Management, Mr. Woodard is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(90)	As officers of the selling shareholder, Michael A. Roth and Brian J. Stark share investment power and voting control over the shares held by this selling shareholder.

(91)	Alberto Spagnolo Azkarate is the Investment Director of Skarpia Sicav and is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(92)	Frank T. Stewart, Guy T. Stewart and Leonard P. Stewart share investment power and voting control over the shares held by this selling stockholder.

(93)	Haakon Aschehoug is the Portfolio Manager of Storebrand Investments and is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(94)	Chad Comiteau is the General Partner of Stratford Partners, LP and is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(95)	Miles A. Stone is president of this selling stockholder and has investment power and voting control over the shares held by this selling stockholder.

(96)	Dean L. Overman is the President of this selling stockholder and has sole voting and has investment power and voting control over the shares held by this selling stockholder.

(97)
Jerome R. Baier is a portfolio manager of Northwestern Investment Management Company, LLC, which is the Investment Advisor of this selling shareholder. By virtue of his position with Northwestern Investment Management Company, LLC, Mr. Baier is deemed to hold shared investment power and voting control over the shares held by this selling shareholder.

(98)
Dwight Anderson is the President and Controlling Equity Owner of Ospraie Management, Inc., which is the General Partner of Ospraie Holding I, L.P., which is the Managing Member of Ospraie Management, LLC, which is the Investment Manager of this selling shareholder. By virtue of his position with Ospraie Management, Inc., Mr. Anderson is deemed to hold investment power and voting control over the shares held by this selling shareholder. Mr. Anderson disclaims any beneficial ownership in such shares except to the extent of any pecuniary interest therein.

(99)	As officers of the selling shareholder, Maarten Robberts and Peter Ijsseling share investment power and voting control over the shares held by this selling shareholder.

(100)
David A. Banse is the Chief Executive Officer of Third Avenue Management LLC, which is the Investment Advisor of Third Avenue Trust, which is the Investment Advisor of this selling shareholder. By virtue of his position with Third Avenue Management LLC, Mr. Banse is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(101)	Mark A. Buntu is the Chief Financial Officer of The William K. Warren Foundation and is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(102)	F. Rossi is the Investment Advisor of Union Bancaire Privee and is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(103)	James A. Lustig is the President of United Capital Management and is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(104)
J.A. Syme is the President of Venture Sim. By virtue of his position the selling stockholder, Mr. Syme is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(105)
Allan R. Lyons is the managing member of 21st Century Strategic Investment Planning, LLC, which is the general Partner of this selling stockholder. By virtue of his position with the managing member, Mr. Lyons is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(106)
Jason Cross as Fund Manager, Gary Kohler as Fund Manager, and Andrew Redleaf as Managing Member of Whitebox Advisors, LLC, which is the General Partner of this selling shareholder are deemed to share investment power and voting control over the shares held by this selling shareholder.

(107)	As officers of the selling shareholder, Alex Wiegers, George Wiegers and Deane Kreitler share investment power and voting control over the shares held by this selling shareholder

(108)	William A. Hazel is the Trustee of William A. Hazel Revocable Trust and is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(109)	As trustees of this selling stockholder, Abraham Witteles is deemed to have voting and investment control over the shares held by this selling stockholder.

(110)
William G. Butterlyan is the Senior Managing Director of Robeco USA LLC, which is the Investment Advisor of this selling shareholder. By virtue of his position with Bobero USA LLC, Mr. Butterlyan is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(111)	Nelson Ohus is the President of this selling shareholder and is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(112)	Jeannie Lanese is the V.P. Operations of Zweig-DiMenna Natural Resources, L.P. and is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(113)	Maria M. Anderson is the V.P. Mutual Fund Compliance of ING Fund Services, LLC and is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(114)	Marc Hoegger is the director of this selling stockholder and is deemed to hold investment power and voting control over the shares held by this selling stockholder.

PLAN OF DISTRIBUTION

We are registering the common stock covered by this prospectus to permit the selling stockholders to conduct public secondary trading of these shares from time to time after the date of this prospectus. Under the Registration Rights Agreement we entered into with selling stockholders, we agreed to, among other things, bear all expenses, other than brokers’ or underwriters’ discounts and commissions, in connection with the registration and sale of the common stock covered by this prospectus. We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. A selling stockholder reserves the right to accept and, together with their agents, to reject, any proposed purchases of common stock to be made directly or through agents.

The common stock offered by this prospectus may be sold from time to time to purchasers:

—	directly by the selling stockholders and their successors, which includes their donees, pledges or transferees or their successors-in-interest, or

—
through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling stockholders or the purchasers of the common stock. These discounts, concessions, or commissions may be in excess of those customary in the types of transactions involved.

The selling stockholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. The selling stockholders identified as registered broker-dealers in the selling stockholders table above (see “Selling Stockholders”) are deemed to be underwriters. As a result, any profits on the sale of the common stock by such selling stockholders and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” with the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The common stock may be sold in one or more transactions at:

—	fixed prices;

—	prevailing market prices at the time of sale;

—	prices related to such prevailing market prices;

—	varying prices determined at the time of sale; or

—	negotiated prices.

These sales may be effected in one or more transactions:

—	on any national securities exchange or quotation on which the common stock may be listed or quoted at the time of the sale;

—	in the over-the-counter market;

—	in transactions on such exchanges or services or in the over-the-counter market;

—
through the writing of options (including the issuance by the selling stockholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

—	through the settlement of short sales (only after the initial effectiveness of registration statement 333-128888); or

—	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions that in turn may:

—	engage in short sales of the common stock (only after the initial effectiveness of registration statement 333-128888) in the course of hedging their positions;

—	sell the common stock short and deliver the common stock to close out short positions;

—	loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell the common stock;

—
enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common stock, which the broker-dealer or other financial institution may resell under the prospectus; or

—	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholders.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “ROSE”.

There can be no assurance that any selling stockholder will sell any or all of the common stock under this prospectus. Further, we cannot assure you that any such selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The common stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling stockholders and any other person participating in the sale of the common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of shares of our common stock.

DESCRIPTION OF CAPITAL STOCK

Pursuant to our certificate of incorporation, we have the authority to issue an aggregate of 155,000,000 shares of capital stock, consisting of 150,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Selected provisions of our organizational documents are summarized below. Copies of our organizational documents will be provided upon request and are available on our website, http://www.rosettaresources.com. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a stockholder.

Common Stock

As of December 31, 2006, we have a total of 50,732,694 shares of common stock outstanding, of which 673,875 have been issued to certain employees, directors and service providers. We have reserved a total of 3,000,000 shares of our common stock for issuance to employees pursuant to our 2005 Long-Term Incentive Plan. Our Board of Directors has granted to certain employees and directors options to purchase up to a total of 903,250 shares of our common stock.

Voting rights.    Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of our stockholders. Our stockholders may not cumulate their votes in the election of directors.

Dividends, distributions and stock splits.    Holders of our common stock are entitled to receive dividends if, as and when such dividends are declared by our Board out of assets legally available therefore after payment of dividends required to be paid on shares of preferred stock, if any.

Liquidation.    In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for any holders of our preferred stock that have a liquidation preference, our remaining assets will be distributed ratably among the holders of common stock.

Fully paid.    All the shares of common stock outstanding as of the date of this prospectus are fully paid and nonassessable.

Other rights.    Holders of our common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

Preferred Stock

The Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by the stockholders. No shares of preferred stock are currently outstanding, and we have no present plans to issue any preferred stock.

One of the effects of undesignated preferred stock may be to enable our Board of Directors to render it more difficult to or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result to protect the continuity of our management. The issuance of shares of the preferred stock by our Board of Directors as described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights, and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

Liability and Indemnification of Officers and Directors

Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable:

—	for any breach of the director’s duty of loyalty to us or our stockholders;

—	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

—	under Section 174 of the Delaware General Corporation Law relating to unlawful stock repurchases or dividends; or

—	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

Our certificate of incorporation and bylaws also provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and also provide that we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

We have entered into separate indemnification agreements with our directors and officers that, in some cases, are broader than the specific indemnification provisions contained in our certificate of incorporation, bylaws or the Delaware General Corporation Law. The indemnification agreements require us, among other things, to indemnify the officers and directors against certain liabilities, other than liabilities arising from willful misconduct that may arise by reason of their status or service as directors or officers. We believe that these indemnification arrangements are necessary to attract and retain qualified individuals to serve as directors and officers.

Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws

Our certificate of incorporation, bylaws and the Delaware General Corporation Law contain certain provisions that could discourage potential takeover attempts and make it more difficult for our stockholders to change management or receive a premium for their shares. Our certificate of incorporation and bylaws prohibit our stockholders from taking action by written consent absent approval by all members of our Board of Directors. Further, our stockholders will not have the power to call a special meeting of stockholders.

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover provision. In general, the provision prohibits a publicly-held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. A “business combination” includes a merger, sale of 10% or more of our assets and certain other transactions resulting in a financial benefit to the stockholder. For purposes of Section 203, an “interested stockholder” is defined to include any person that is:

—	the owner of 15% or more of the outstanding voting stock of the corporation;

—
an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; or

—	an affiliate or associate of the persons described in the foregoing bullet points.

However, the above provisions of Section 203 do not apply if:

—	our Board approves the transaction that made the stockholder an interested stockholder prior to the date of that transaction; or

—
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or on or subsequent to the date of the transaction, the business combination is approved by our board and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect for the corporation not to be governed by Section 203, effective 12 months after adoption. Neither our certificate of incorporation nor our bylaws exempt us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board.

Charter and Bylaw Provisions

Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by our stockholders may only be effected at a duly called annual or special meeting of the stockholders and may not be taken by written consent of the stockholders unless our Board of Directors approves the taking of the action by written consent. If our Board of Directors authorizes our stockholders to take action by written consent, our stockholders may take action by written consent if the consent is signed by stockholders having not less than the minimum number of votes necessary to take the action. Special meetings of stockholders may be called only by our chairman, our chief executive officer or by a majority of our board.

Directors may be removed with the approval of the holders of a majority of the shares then entitled to vote at an election of directors. Directors may be removed by stockholders with or without cause. Vacancies and newly-created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, though less than a quorum. If there are no directors in office, then an election of directors may be held in the manner provided by law.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company.

Restricted Stock Agreements

The 673,875 shares of common stock as of December 31, 2006, acquired by members of management and other employees are subject to restrictions under applicable restricted stock grant agreements. The restrictions generally require the employee, director or other service provider to remain continuously in the service of Rosetta or an affiliate through certain vesting dates. For 271,000 of the restricted shares, the requirement was that the recipient remains continuously in our service at least through the effective date of the original registration statement registering shares for resale.  Those shares vested in February 2006.  For 402,875 of the restricted shares, the grants vest 25% after the first anniversary of the grant, 25% after the second anniversary of the grant, and 50% after the third anniversary of the grant, assuming that the recipient remains in our service on those dates.

SHARES ELIGIBLE FOR FUTURE SALE

Because we have registered a substantial number of our shares of common stock for resale, the sale of those shares in the public market after the date of this prospectus, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock.

We have 50,732,694 shares of common stock outstanding as of December 31, 2006. Of those shares, all of the shares of our common stock sold under this prospectus will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except in compliance with Rule 144 volume limitations, manner of sale and notice requirements, pursuant to another applicable exemption from registration or pursuant to an effective registration statement. The shares of common stock held by our employees are “restricted securities” as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the public market by our employees only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 144(k) under the Securities Act. These rules are summarized below.

Rule 144

In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, who have beneficially owned restricted shares for at least one year, including persons who may be deemed to be our “affiliates,” would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the number of shares of common stock then outstanding, or (ii) the average weekly trading volume of our common stock during the four calendar weeks before a notice of the sale on SEC Form 144 is filed.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of certain public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our “affiliates” at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an “affiliate,” is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Issued Under Employee Plans

We have filed a registration statement on Form S-8 under the Securities Act (333-131791) to register 2,688,600 shares of common stock issuable, with respect to options and restricted stock units to be granted, or otherwise, under our employee plans or otherwise for resale. In connection with our acquisition of our business and separation from Calpine, as well as the need to attract new employees, through December 31, 2006, we issued 903,250 options to purchase our common stock and 673,875 shares of our restricted stock to our employees, directors and other service providers.  Shares issued upon the exercise of stock options or restricted stock after the effective date of the Form S-8 registration statement will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates. Under Rule 701 under the Securities Act, as currently in effect, each of our employees, officers, directors, and consultants who purchased or received shares pursuant to a written compensatory plan or contract is eligible to resell those shares 90 days after February 13, 2006, the date of the prospectus which was a part of our initial effective registration statement in reliance upon Rule 144, but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell their shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation, or notice provisions of Rule 144.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR
NON-U.S. HOLDERS OF OUR COMMON STOCK

The following discussion describes the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock. This discussion is not a complete analysis of all the potential U.S. federal income tax consequences relating thereto, nor does it address any tax consequences arising under any state, local or foreign tax laws or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this prospectus. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling from the IRS has been or will be sought with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock, or that any such contrary position would not be sustained by a court.

This discussion is limited to non-U.S. holders who purchase our common stock and who hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of that holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation, U.S. expatriates, partnerships, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, and persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment.

For the purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” for U.S. federal income tax purposes. A U.S. person is any of the following:

—	a citizen or resident of the United States;

—
a corporation or partnership (or other entity treated as a corporation or a partnership for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

—	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

—
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock and partners in such partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them.

Distributions on our Common Stock

We do not presently anticipate paying cash dividends on shares of our common stock. For more information, please see “Dividend Policy.” If dividends are paid on shares of our common stock, however, such payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s adjusted tax basis in the common stock, but not below zero. Any excess will be treated as capital gain.

Dividends paid to a non-U.S. holder of our common stock that are not effectively connected with a U.S. trade or business conducted by such holder generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but which qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the common stock are effectively connected with such holder’s U.S. trade or business, the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on our common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (or if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a resident of the United States, unless an applicable tax treaty provides otherwise. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders are urged to consult any applicable tax treaties that may provide for different rules.

Gain on Disposition of our Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

—
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, or if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

—	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

—
our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” for U.S. federal income tax purposes (a “USRPHC”) at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock.

Unless an applicable tax treaty provides otherwise, the gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a resident of the United States. Non-U.S. holders that are foreign corporations also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders are urged to consult any applicable tax treaties that may provide for different rules.

The gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by U.S. source capital losses.

We believe that we are a USRPHC. Nonetheless, a non-United States holder generally will not be subject to United States federal income tax on any gain realized on a disposition of our common stock as a result of the third bullet point above if our common stock is considered to be “regularly traded on an established securities market,” within the meaning of Section 897 of the Code and the applicable Treasury Regulations, at any time during the calendar year in which the sale or other disposition occurs, and the non-United States holder does not actually or constructively own, at any time during the five-year period ending on the date of the sale or other disposition, more than 5% of our common stock. Even after this shelf registration statement becomes effective, it is possible that our common stock will not be considered regularly traded if it is not regularly quoted by brokers or dealers making a market in our common stock. If our common stock is not considered to be “regularly traded on an established securities market,” a non-United States holder may be subject to withholding at a 10% rate and the non-United States holder generally will be taxed on its net gain derived from the disposition of our common stock at the regular graduated U.S. federal income tax rates and in much the same manner as is applicable to U.S. persons. If the non-United States holder is a foreign corporation, the additional “branch profits tax” described above may also apply. Non-United States holders should consult their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends on our common stock paid to such holder and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, however, generally will not apply to payments of dividends to a non-U.S. holder of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or W-8ECI. The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury Regulations generally will be reduced by backup withholding tax at a current rate of 28%.

Payment of the proceeds from a disposition by a non-U.S. holder of our common stock to or through the U.S. office of a broker generally will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. holder status under penalties of perjury, such as by providing a valid IRS Form W-8BEN or W-8ECI, or otherwise establishes an exemption from information reporting and backup withholding. The payment of the proceeds on the disposition of common stock by a non-U.S. holder to or through a non-U.S. office of a broker generally will not be reduced by backup withholding or reported to the IRS. If, however, the broker is a U.S. person or has specified connections with the United States, unless some conditions are met, the proceeds from that disposition generally will be reported to the IRS, but not reduced by backup withholding. Notwithstanding the foregoing, information reporting and backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

REGISTRATION RIGHTS

We entered into a registration rights agreement in connection with our private equity placement in July 2005. In the registration rights agreement we agreed, for the benefit of the purchasers of our common stock in the private equity placement, that we would, at our expense:

—
file with the SEC (which occurs pursuant to the filing of the shelf registration statement of which this prospectus is a part), within 120 days after the closing date of the private equity placement, a registration statement (a “shelf registration statement”);

—	use our commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act as soon as practicable after the filing; and

—
continuously maintain the effectiveness of the shelf registration statement under the Securities Act until the shares of our common stock set forth in “Selling Stockholders” are no longer eligible to be included in this shelf registration statement after:

—	the sale of all of the shares of common stock covered by the shelf registration statement pursuant to a registration statement;

—	the sale, transfer or other disposition of the shares of common stock covered by the shelf registration statement or pursuant to Rule 144 under the Securities Act;

—
such time as the shares covered by the shelf registration statement and not held by affiliates of us are, in the opinion of our counsel, eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act; and

—
such time as the shares covered by the shelf registration statement are eligible for sale without restriction pursuant to an available exemption from registration under the Securities Act; or the shares have been sold to us or any of our subsidiaries.

We have filed the registration statement to satisfy our obligations under the registration rights agreement, which registration statement was declared effective.  This prospectus is part of a post-effective amendment to that registration statement.  A purchaser of our common stock in connection with this prospectus will not receive the benefits of the registration rights agreement.

Notwithstanding the foregoing, we will be permitted, under limited circumstances, to suspend the use, from time to time, of the shelf registration statement of which this is a part (and therefore suspend sales under the registration statement of which this prospectus is a part) for certain periods, referred to as “blackout periods,” if, among other things, any of the following occurs:

—
The representative of the underwriters of an underwritten offering of primary shares by us has advised us that the sale of shares of our common stock under the shelf registration statement would have a material adverse effect on our initial public offering; a majority of our Board of Directors, in good faith, determines that (1) the offer or sale of any shares of our common stock would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or other significant transaction involving us; (2) after the advice of counsel, the sale of the shares covered by the shelf registration statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law; or (3) either (x) we have a bona fide business purpose for preserving the confidentiality of the proposed transaction, (y) disclosure would have a material adverse effect on us or our ability to consummate the proposed transaction, or (z) the proposed transaction renders us unable to comply with SEC requirements; or

—
a majority of our Board of Directors, in good faith, determines, that we are required by law, rule or regulation to supplement the shelf registration statement or file a post-effective amendment to the shelf registration statement in order to incorporate information into the shelf registration statement for the purpose of (1) including in the shelf registration statement a prospectus required under Section 10(a)(3) of the Securities Act; (2) including in the prospectus included in the shelf registration statement any facts or events arising after the effective date of the shelf registration statement (or the most-recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth in the prospectus; or (3) including in the prospectus included in the shelf registration statement any material information with respect to the plan of distribution not disclosed in the shelf registration statement or any material change to such information.

The cumulative blackout periods in any 12 month period commencing on the closing of the private equity placement may not exceed an aggregate of 90 days and furthermore may not exceed 60 days in any 90-day period, except as a result of a review of any post-effective amendment by the SEC prior to declaring it effective; provided we have used all commercially reasonable efforts to cause such post-effective amendment to be declared effective.

In addition to this limited ability to suspend use of the shelf registration statement, until we are eligible to incorporate by reference into the registration statement our periodic and current reports, which will not occur until at least one year following the end of the month in which the registration statement of which this prospectus is a part is declared effective, we will be required to amend or supplement the shelf registration statement to include our quarterly and annual financial information and other developments material to us. Therefore, sales under the shelf registration statement will be suspended until the amendment or supplement, as the case may be, is filed and effective.

A holder of shares of our common stock eligible to include shares on this shelf registration statement will be required to deliver a questionnaire to us to verify the holder’s information with respect to our common stock.

A holder who sells our common stock pursuant to the shelf registration statement will be required to be named as a selling stockholder in this prospectus, as it may be amended or supplemented from time to time, and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification rights and obligations). In addition, each holder of our common stock must deliver information to be used in connection with the shelf registration statement in order to have such holder’s shares of our common stock included in the shelf registration statement.

Each holder will be deemed to have agreed that, upon receipt of notice of the occurrence of any event which makes a statement in the prospectus which is a part of the shelf registration statement untrue in any material respect or which requires the making of any changes in such prospectus in order to make the statements therein not misleading, or of certain other events specified in the registration rights agreement, such holder will suspend the sale of our common stock pursuant to such prospectus until we have amended or supplemented such prospectus to correct such misstatement or omission and have furnished copies of such amended or supplemented prospectus to such holder or we have given notice that the sale of the common stock may be resumed.

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for us by Thompson & Knight LLP.

EXPERTS

The consolidated financial statements of Rosetta Resources Inc. (Successor) as of December 31, 2006 and December 31, 2005, and for the year ended December 31, 2006 and the six months ended December 31, 2005, incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Calpine Corporation and affiliates' filing for bankruptcy protection subsequent to the Company's acquisition of the oil and natural gas business as described in Note 11 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of the Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates (Predecessor) for the six months ended June 30, 2005 and for the year ended December 31, 2004, incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the significant transactions and relationships with related parties as described in Note 17 to the combined financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEPENDENT ENGINEERS

The information included in this prospectus or incorporated by reference into this prospectus regarding estimated quantities of proved reserves and their present value is based, in part, on estimates of the proved reserves and present values of proved reserves as of December 31, 2006 based on a reserve report as of December 31, 2006 prepared by Netherland Sewell & Associates, Inc., independent petroleum engineers. These estimates are included in this prospectus in reliance upon the authority of the firm as experts in these matters.

GLOSSARY OF OIL AND NATURAL GAS TERMS

The following is a description of the meanings of some of the oil and natural gas industry terms used in this prospectus.

3-D seismic.    (Three-Dimensional Seismic Data) Geophysical data that depicts the subsurface strata in three dimensions. 3-D seismic data typically provides a more detailed and accurate interpretation of the subsurface strata than two-dimensional seismic data.

Amplitude.    The difference between the maximum displacement of a seismic wave and the point of no displacement, or the null point.

(Amplitude plays) anomalies.    An abrupt increase in seismic amplitude that can in some instances indicate the presence of hydrocarbons.

Anticline.    An arch-shaped fold in rock in which layers are upwardly convex, often forming a hydrocarbon trap. Anticlines may form hydrocarbon traps, particularly in folds with reservoir-quality rocks in their core and impermeable seals in the outer layers of the fold.

Appraisal well.    A well drilled several spacing locations away from a producing well to determine the boundaries or extent of a productive formation and to establish the existence of additional reserves.

Bbl.    One stock tank barrel, or 42 U.S. gallons liquid volume, of oil or other liquid hydrocarbons.

Bcf.    Billion cubic feet of natural gas.

Bcfe.    Billion cubic feet equivalent determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

Behind Pipe Pays. Reserves expected to be recovered from zones in existing wells, which will require additional completion work or future recompletion prior to the start of production

Block.    A block depicted on the Outer Continental Shelf Leasing and Official Protraction Diagrams issued by the U.S. Minerals Management Service or a similar depiction on official protraction or similar diagrams, issued by a state bordering on the Gulf of Mexico.

Btu or British thermal unit.    The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

Coalbed methane.    Coal is a carbon-rich sedimentary rock that forms from the remains of plants deposited as peat in swampy environments. Natural gas associated with coal, called coal gas or coalbed methane, can be produced economically from coal beds in some areas.

Completion.    The installation of permanent equipment for the production of oil or natural gas.

Developed acreage.    The number of acres that are allocated or assignable to productive wells or wells capable of production.

Development well.    A well drilled within the proved boundaries of an oil or natural gas reservoir with the intention of completing the stratigraphic horizon known to be productive.

Dry hole.    A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceeds production expenses and taxes.

Dry hole costs.    Costs incurred in drilling a well, assuming a well is not successful, including plugging and abandonment costs.

Exploratory well.    A well drilled to find and produce oil or natural gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir or to extend a known reservoir.

Fault.    A break or planar surface in brittle rock across which there is observable displacement.

Faulted downthrown rollover anticline.    An arch-shaped fold in rock in which the convex geological structure is tipped as opposed to perpendicular to the ground and in which a visible break or displacement has occurred in brittle rock, often forming a hydrocarbon trap.

Field.    An area consisting of either a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

Finding and development costs.    Capital costs incurred in the acquisition, exploration, development and revisions of proved oil and natural gas reserves divided by proved reserve additions.

Fracing or fracture stimulation technology.    The technique of improving a well’s production or injection rates by pumping a mixture of fluids into the formation and rupturing the rock, creating an artificial channel. As part of this technique, sand or other material may also be injected into the formation to keep the channel open, so that fluids or natural gases may more easily flow through the formation.

Gross acres or gross wells.    The total acres or wells, as the case may be, in which a working interest is owned.

Horizontal drilling.    A drilling operation in which a portion of the well is drilled horizontally within a productive or potentially productive formation. This operation usually yields a well that has the ability to produce higher volumes than a vertical well drilled in the same formation.

Hydrocarbon indicator.    A type of seismic amplitude anomaly, seismic event, or characteristic of seismic data that can occur in a hydrocarbon-bearing reservoir.

Infill well.    A well drilled between known producing wells to better exploit the reservoir.

Injection well or injection.    A well which is used to place liquids or natural gases into the producing zone during secondary/tertiary recovery operations to assist in maintaining reservoir pressure and enhancing recoveries from the field.

Lease operating expenses.    The expenses of lifting oil or natural gas from a producing formation to the surface, and the transportation and marketing thereof, constituting part of the current operating expenses of a working interest, and also including labor, superintendence, supplies, repairs, short-lived assets, maintenance, allocated overhead costs, ad valorem taxes and other expenses incidental to production, but excluding lease acquisition or drilling or completion expenses.

MBbls.    Thousand barrels of crude oil or other liquid hydrocarbons.

Mcf.    Thousand cubic feet of natural gas.

Mcfe.    Thousand cubic feet equivalent determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or natural gas liquids.

MMBbls.    Million barrels of oil or other liquid hydrocarbons.

MMBtu.    Million British Thermal Units.

MMcf.    Million cubic feet of natural gas.

MMcfe.    Million cubic feet equivalent determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or natural gas liquids.

Net acres or net wells.    The sum of the fractional working interests owned in gross acres or wells, as the case may be.

Net revenue interest.    An interest in all oil and natural gas produced and saved from, or attributable to, a particular property, net of all royalties, overriding royalties, net profits interests, carried interests, reversionary interests and any other burdens to which the person’s interest is subject.

Nonoperated working interests.    The working interest or fraction thereof in a lease or unit, the owner of which is without operating rights by reason of an operating agreement.

NYMEX.    New York Mercantile Exchange.

Operated working interests.    Where the working interests for a property are co-owned, and where more than one party elects to participate in the development of a lease or unit, there is an operator designated “for full control of all operations within the limits of the operating agreement” for the development and production of the wells on the co-owned interests. The working interests of the operating party become the “operated working interests.”

Payout.    Generally refers to the recovery by the incurring party of its costs of drilling, completing, equipping and operating a well before another party’s participation in the benefits of the well commences or is increased to a new level.

Permeability.    The ability, or measurement of a rock’s ability, to transmit fluids, typically measured in darcies or millidarcies. Formations that transmit fluids readily are described as permeable and tend to have many large, well-connected pores.

Porosity.    The percentage of pore volume or void space, or that volume within rock that can contain fluids.

PV-10 or present value of estimated future net revenues.    An estimate of the present value of the estimated future net revenues from proved oil and natural gas reserves at a date indicated after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of federal income taxes. The estimated future net revenues are discounted at an annual rate of 10%, in accordance with the Securities and Exchange Commission’s practice, to determine their “present value.” The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties. Estimates of future net revenues are made using oil and natural gas prices and operating costs at the date indicated and held constant for the life of the reserves.

Productive well.    A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

Progradation.    The accumulation of sequences by deposition in which beds are deposited successively basinward because sediment supply exceeds accommodation.

Prospect.    A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

Proved developed non-producing reserves.    Proved developed reserves expected to be recovered from zones behind casing in existing wells. See Rule 4-10(a), paragraph (2) through (2)iii for a more complete definition.

Proved developed producing reserves.    Proved developed reserves that are expected to be recovered from completion intervals currently open in existing wells and capable of production to market. See Rule 4-10(a), paragraph (2) through (2)iii for a more complete definition.

Proved developed reserves.    Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods. See Rule 4-10(a), paragraph (3) for a more complete definition.

Proved reserves.    The estimated quantities of oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. See Rule 4-10(a), paragraph (2) through (2)iii for a more complete definition.

Proved undeveloped reserves.    Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. See Rule 4-10(a), paragraph (4) for a more complete definition.

Reserve life index.    This index is calculated by dividing year-end reserves by the average production during the past year to estimate the number of years of remaining production.

Reservoir.    A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

Resistivity.    The ability of a material to resist electrical conduction. Resistivity is used to indicate the presence of water and /or hydrocarbons.

Secondary recovery.    An artificial method or process used to restore or increase production from a reservoir after the primary production by the natural producing mechanism and reservoir pressure has experienced partial depletion. Natural gas injection and waterflooding are examples of this technique.

Shelf.    Areas in the Gulf of Mexico with depths less than 1,300 feet. Our shelf area and operations also includes a small amount of properties and operations in the onshore and bay areas of the Gulf Coast.

Stratigraphy.    The study of the history, composition, relative ages and distribution of layers of the earth’s crust.

Stratigraphic trap.    A sealed geologic container capable of retaining hydrocarbons that was formed by changes in rock type or pinch-outs, unconformities, or sedimentary features such as reefs.

Tcf.    Trillion cubic feet of natural gas.

Tcfe.    Trillion cubic feet equivalent determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or natural gas liquids.

Trap.    A configuration of rocks suitable for containing hydrocarbons and sealed by a relatively impermeable formation through which hydrocarbons will not escape.

Undeveloped acreage.    Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or natural gas regardless of whether or not such acreage contains proved reserves.

Waterflooding.    A secondary recovery operation in which water is injected into the producing formation in order to maintain reservoir pressure and force oil toward and into the producing wells.

Working interest.    The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production.

Workover.    The repair or stimulation of an existing production well for the purpose of restoring, prolonging or enhancing the production of hydrocarbons.

Workover rig.    A portable rig used to repair or adjust downhole equipment on an existing well.

/d.    “Per day” when used with volumetric units or dollars.

50,000,000 Shares
Of
Common Stock

Prospectus
                    , 2007

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution

The following is an itemized statement of the estimated amounts of all expenses payable by the registrant in connection with the offering described in the Registration Statement, other than underwriting discounts and commissions:

SEC Registration Fee	$-	*

NASD Filing Fee	$-	*

Listing application and listing fees	$-	*

Accountants fees and expenses	$10,000	**

Legal fees and expenses	$50,000	**

Printing and engraving expenses	$5,000	**

Transfer agent’s and registrar’s fees	$5,000	**

Miscellaneous	$2,000	**

Total	$72,000	**

_______________________
*	Paid with original filing

**	Estimates

ITEM 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“Section 145”) permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Article X of our Certificate of Incorporation and Article VIII of our Bylaws provide for the indemnification of its directors, officers and other authorized representatives to the maximum extent permitted by the Delaware General Corporation Law. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

We currently carry directors and officers liability insurance and have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification and expense advances to the fullest extent permitted under the Delaware General Corporation Law.

ITEM 15.	Recent Sales of Unregistered Securities

Issuance of Capital Stock.

In the three years preceding the filing of this registration statement, we have issued and sold the following securities that were not registered under the Securities Act:

Date of Sale	Title and Amount of Securities Sold	Name or Class of Purchaser of Securities	Consideration

July 7, 2005	45,312,500 - Common Stock	Qualified Institutional Buyers and Offshore Parties	$725 Million
July 13, 2005	4,687,500 – Common Stock	Qualified Institutional Buyers and Accredited Investors	$75 Million

Friedman, Billings & Ramsey Co, Inc. act as underwriter and as placement agent in the foregoing sales of securities.  For its role as underwriter and placement agent, FBR received an underwriter’s discount equal to seven percent (7%) of the aggregate consideration.  All such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relating to sales by an issuer not involving any public offering or the rules and regulations thereunder.

Date of Issuance	Title and Amount of Securities Issued	Name or Class of Purchaser of Securities	Consideration
July7, 2005	231,400 - Common Stock	Officers and Other employees	$-0-
July8, 2005	253,500 - Common Stock	Employees	$-0-
July 13, 2005	5,000 - Common Stock	Employees	$-0-
July 15, 2005	1,000 - Common Stock	Employees	$-0-
July 25, 2005	1,000 - Common Stock	Employees	$-0-
August 1, 2005	21,500 - Common Stock	Directors and Employees	$-0-
August 3, 2005	5,000 - Common Stock	Employees	$-0-
August 15, 2005	12,500 - Common Stock	Employees	$-0-
August 22, 2005	500 - Common Stock	Employees	$-0-
September 1, 2005	2,500 - Common Stock	Employees	$-0-
September 6, 2005	12,500 - Common Stock	Employees	$-0-
September 14, 2005	5,000 - Common Stock	Employees	$-0-
September 19, 2005	500 - Common Stock	Employees	$-0-
September 28, 2005	8,500 - Common Stock	Employees	$-0-
October 21, 2005	2,000 - Common Stock	Employees	$-0-
October 31, 2005	10,000 - Common Stock	Employees	$-0-
November 1, 2005	7,000 - Common Stock	Employees	$-0-
November 14, 2005	6,000 - Common Stock	Employees	$-0-
November 21, 2005	2,000 - Common Stock	Employees	$-0-
December 1, 2005	4,500 - Common Stock	Consultants and Employees	$-0-
December 6, 2005	1,000 - Common Stock	Employees	$-0-
December 12, 2005	1,000 - Common Stock	Employees	$-0-
January 3, 2006	8,000 - Common Stock	Employees	$-0-
January 13, 2006	1,000 - Common Stock	Employees	$-0-
January 30, 2006	1,000 - Common Stock	Employees	$-0-
February 13, 2006	1,000 - Common Stock	Employees	$-0-

No underwriters were used in the foregoing issuances of securities.  All such issuances were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Rule 701 as promulgated under the Securities Act relating to issuances of securities under compensatory plans.

Grants of Stock Options

Additionally, we have granted to our employees, including executive officers, options to purchase 706,550 shares of our common stock at exercise prices ranging from $16 per share to $19 per share.  All such issuances were made in reliance on Rule 701 as promulgated under the Securities Act relating to issuances of securities under compensatory plans.

ITEM 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit Number	Description

*3.1	Certificate of Incorporation
*3.2	Bylaws
*4.1	Registration Rights Agreement
5.1	Opinion of Thompson and Knight LLP
*10.1	Purchase and Sale Agreement with Calpine Corporation, Calpine Gas Holdings, L.L.C. and Calpine Fuels Corporation
*10.2	Transfer and Assumption Agreements with Calpine Corporation and Subsidiaries of Rosetta Resources Inc.
*10.4	Gas Purchase and Sale Contract with Calpine Energy Services, L.P.
*10.5	Services Agreement with Calpine Producer Services, L.P.
*10.9	2005 Long-Term Incentive Plan
*10.10	Form of Option Grant Agreement
*10.11	Form of Restricted Stock Agreement
*10.12	Form of Bonus Restricted Stock Agreement
*10.13	Employment Agreement with B.A. Berilgen
*10.14	Amended and Restated Employment Agreement with Michael J. Rosinski
*10.15	Employment Agreement with Charles F. Chambers
*10.16	Employment Agreement with Edward E. Seeman
*10.17	Employment Agreement with Michael H. Hickey
*10.18	Senior Revolving Credit Agreement
*10.19	Second Lien Term Loan Agreement
*10.20	Guarantee and Collateral Agreement
*10.21	Second Lien Guarantee and Collateral Agreement
*10.22	First Amendment to Senior Revolving Credit Agreement
*10.23	First Amendment to Second Lien Term Loan Agreement
*10.24	First Amendment to Guarantee and Collateral Agreement
*10.25	First Amendment to Second Lien Guarantee and Collateral Agreement
*10.26	Deposit Account Control Agreement
*10.27	Amendment No. 1 to B.A. Berilgen Employment Agreement
*10.28	First Amendment to 2005 Long-Term Incentive Plan
*10.29	Non-Executive Employee Change of Control Plan
*21.1	Subsidiaries of the registrant
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Netherland, Sewell & Associates, Inc.
23.4	Consent of Thompson & Knight LLP (included in exhibit 5.1)
24.1	Power of Attorney (included in signature page)
___________________
* Previously filed

(b)	Financial Statement Schedules

All schedules have been omitted because they are not required, are not applicable, or the information is included in the Financial Statements or Notes thereto.

ITEM 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 23, 2007.

ROSETTA RESOURCES INC.

By:	/s/ B.A. Berilgen
B.A. Berilgen, Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the persons whose names appear below hereby appoint and constitute B.A. Berilgen and Michael J. Rosinski, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments to the within Post-Effective Amendment No. 2 to Form S-1 and the original Registration Statement amended hereby, and to sign any and all registration statements or amendments thereto relating to the same offering of securities as this Post-Effective Amendment No. 2 to Form S-1 and the original Registration Statement amended hereby or any amendments that are filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, together with all exhibits thereto, with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., and such other agencies, offices and persons as may be required by applicable law, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ B.A. Berilgen	Chairman of the Board, President and Chief	March 23, 2007
B.A. Berilgen	Executive Officer (Principal Executive Officer)

/s/ Michael J. Rosinski	Executive Vice President and Chief Financial	March 23, 2007
Michael J. Rosinski	Officer (Principal Financial Officer)

/s/ Denise D. Bednorz	Vice President, Controller (Principal	March 23, 2007
Denise D. Bednorz	Accounting Officer)

*	Director	March 23, 2007
Richard W. Beckler

*	Director	March 23, 2007
Donald D. Patteson, Jr.

*	Director	March 23, 2007
D. Henry Houston

/s/ G. Louis Graziadio, III	Director	March 23, 2007
G. Louis Graziadio, III

/s/ Josiah O. Low, III	Director	March 23, 2007
Josiah O. Low, III

* By:   /s/ Michael J. Rosinski
            Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Description

*3.1	Certificate of Incorporation
*3.2	Bylaws
*4.1	Registration Rights Agreement
5.1	Opinion of Thompson and Knight LLP
*10.1	Purchase and Sale Agreement with Calpine Corporation, Calpine Gas Holdings, L.L.C. and Calpine Fuels Corporation
*10.2	Transfer and Assumption Agreements with Calpine Corporation and Subsidiaries of Rosetta Resources Inc.
*10.4	Gas Purchase and Sale Contract with Calpine Energy Services, L.P.
*10.5	Services Agreement with Calpine Producer Services, L.P.
*10.9	2005 Long-Term Incentive Plan
*10.10	Form of Option Grant Agreement
*10.11	Form of Restricted Stock Agreement
*10.12	Form of Bonus Restricted Stock Agreement
*10.13	Employment Agreement with B.A. Berilgen
*10.14	Amended and Restated Employment Agreement with Michael J. Rosinski
*10.15	Employment Agreement with Charles F. Chambers
*10.16	Employment Agreement with Edward E. Seeman
*10.17	Employment Agreement with Michael H. Hickey
*10.18	Senior Revolving Credit Agreement
*10.19	Second Lien Term Loan Agreement
*10.20	Guarantee and Collateral Agreement
*10.21	Second Lien Guarantee and Collateral Agreement
*10.22	First Amendment to Senior Revolving Credit Agreement
*10.23	First Amendment to Second Lien Term Loan Agreement
*10.24	First Amendment to Guarantee and Collateral Agreement
*10.25	First Amendment to Second Lien Guarantee and Collateral Agreement
*10.26	Deposit Account Control Agreement
*10.27	Amendment No. 1 to B.A. Berilgen Employment Agreement
*10.28	First Amendment to 2005 Long-Term Incentive Plan
*10.29	Non-Executive Employee Change of Control Plan
*21.1	Subsidiaries of the registrant
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Netherland, Sewell & Associates, Inc.
23.4	Consent of Thompson & Knight LLP (included in exhibit 5.1)
24.1	Power of Attorney (included in signature page)
___________________
*      Previously filed